                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 25)

                           Morgan Stanley Group Inc.
                           -------------------------
                               (Name of Issuer)

                         Common Stock, $1.00 par value
                        ------------------------------
                        (Title of Class of Securities)

                                  617446 10 9
                                  -----------
                                (CUSIP Number)

                            Jonathan M. Clark, Esq.
                         General Counsel and Secretary
                           Morgan Stanley Group Inc.
                                 1585 Broadway
                              New York, NY 10036
                                (212) 761-4000

           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                January 2, 1997
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [_]
Check the following box if a fee is being paid with this statement: [_]

                                 SCHEDULE 13D
CUSIP NO. 617446109
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Richard B. Fisher

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF             less than 1%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                           57,419,663
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING              2-3%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          57,422,420

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          34.3

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP NO. 617446109
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

          John J. Mack

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF             less than 1%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                           57,419,663
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING              1-2%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          57,422,420

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          34.3

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP NO. 617446109
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

       Barton M. Biggs

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
        00

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF             less than 1%

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                           57,419,663
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING              1-2%

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          57,422,355

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          34.3

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          IN

------------------------------------------------------------------------------

                                 SCHEDULE 13D
CUSIP NO. 617446109
         -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

          Each of the persons described on Appendix A.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
      (Applies to each person listed on Appendix A)

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
          00 (Applies to each person listed on Appendix A)

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)
 5
     (Applies to each person listed on Appendix A)                  [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
       As stated on Appendix A

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF             less than 1%  (Applies to each person
                           listed on Appendix A)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                           57,419,663 (Applies to each person
     OWNED BY              listed on Appendix A)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING              Less than 1% (Applies to each person
                           listed on Appendix A)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          As stated on Appendix A

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     (Applies to each person listed on Appendix A)                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          As stated on Appendix A

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          IN (Applies to each person listed on Appendix A)

------------------------------------------------------------------------------

   Line 1                          Line 6               Line 11             Line 13
                                                                        Percent of Class
                                                    Aggregate Amount     Represented By
Name                            Citizenship         Beneficially Held   Amount in Line 11
Aaron, Debra M                   United States         57,421,288             34.3%
Aaronson, Paul R                 United States         57,420,870             34.3%
Abdel-Meguid, Tarek F            United States         57,421,597             34.3%
Abe, Mitsuhiro                      Japan              57,419,663             34.3%
Abrahams, Steven W               United States         57,420,252             34.3%
Abramovitz, Debra                United States         57,420,957             34.3%
Ackerman, Warren, III            United States         57,420,080             34.3%
Adair, Barry L                   United States         57,423,741             34.3%
Adams, Charles S                 United States         57,419,898             34.3%
Adams, John C.                   United States         57,420,956             34.3%
Adams, Nicholas                 United Kingdom         57,421,167             34.3%
Ainsworth, David N              United Kingdom         57,420,106             34.3%
Airo, Robert                     United States         57,420,748             34.3%
Akers, Suzanne S                 United States         57,420,796             34.3%
Akhrass, Jameel K                United States         57,419,856             34.3%
Albanese, Tommaso Matteo            Italy              57,419,663             34.3%
Albers, Alexandria J             United States         57,421,009             34.3%
Alkire, John R                   United States         57,420,694             34.3%
Allery, Stephen A               United Kingdom         57,419,828             34.3%
Alley, Steven J                  United States         57,421,135             34.3%
Allwin, James M                  United States         57,422,197             34.3%
Altman, Emily M                  United States         57,419,989             34.3%
Altomare, Gerald C               United States         57,419,770             34.3%
Anda, Jon A                      United States         57,421,344             34.3%
Anderson, Stephen J              United States         57,419,663             34.3%
Anderson, Steven P               United States         57,419,968             34.3%
Andryc, Philip J                 United States         57,421,723             34.3%
Anfang, Richard L                United States         57,420,919             34.3%
Angevine, Robert E               United States         57,421,383             34.3%
Arata, Patrick J                 United States         57,420,458             34.3%
Armitage, Michael R             United Kingdom         57,421,479             34.3%
Armstrong, Arden C               United States         57,419,873             34.3%
Armstrong, R. Michael            United States         57,420,790             34.3%
Arthur, Douglas M                United States         57,419,823             34.3%
Asprem, Mads Michael                Denmark            57,419,780             34.3%
Atkins, Charles N                United States         57,420,636             34.3%
Atkins, William John            United Kingdom         57,419,774             34.3%
Atkinson, Richard N             United Kingdom         57,420,153             34.3%
Attorri, Gregory J               United States         57,419,950             34.3%
Atwell, R. Wayne                 United States         57,420,796             34.3%
Auerbach, Neil Z                 United States         57,419,834             34.3%
Bachiller, Francisco                Spain              57,419,686             34.3%
Bachynski, Marianne              United States         57,420,868             34.3%
Baker, Kurt A                    United States         57,419,820             34.3%
Balgarnie, Andrew J             United Kingdom         57,420,559             34.3%
Ballantyne, Alastair I          United Kingdom         57,421,121             34.3%
Bandeen, R. Derek                   Canada             57,421,108             34.3%
Barancik, Gary S                 United States         57,420,829             34.3%
Barden, Robert A                 United States         57,420,956             34.3%
Bardong, Shawn P                 United States         57,420,422             34.3%
Bardonnet, Emmanuel                  France            57,419,695             34.3%
Bardwell, Timothy J             United Kingdom         57,422,239             34.3%
Barker, Francis B                United States         57,420,650             34.3%
Barker, Rodney J                United Kingdom         57,419,722             34.3%
Barnett, Phillip S               United States         57,420,748             34.3%

   Line 1                           Line 6               Line 11             Line 13
                                                                         Percent of Class
                                                     Aggregate Amount     Represented By
Name                             Citizenship         Beneficially Held   Amount in Line 11
Baroudi, Jack J                   United States         57,419,980             34.3%
Barrett, David J                  United States         57,420,874             34.3%
Barrett, Kenneth W                United States         57,419,663             34.3%
Barrett, Timothy                 United Kingdom         57,420,264             34.3%
Barsky, Neil S                    United States         57,420,100             34.3%
Barth-Wehrenalp, Gerald P         United States         57,421,069             34.3%
Bartlett, Michael E              United Kingdom         57,419,663             34.3%
Bartlett, Philip S                United States         57,420,784             34.3%
Bases, Edward H                   United States         57,420,700             34.3%
Basirov, Olga A                  United Kingdom         57,421,959             34.3%
Bauer, David S                    United States         57,419,945             34.3%
Bayer, Jerome W                   United States         57,421,189             34.3%
Bearden, David A                  United States         57,420,772             34.3%
Bechtel, Karen H                  United States         57,422,153             34.3%
Becker, Glenn E                   United States         57,419,873             34.3%
Bedell, James M                   United States         57,420,597             34.3%
Behler, Richard M                 United States         57,419,679             34.3%
Bejjani, Ghassan J                  Lebanon             57,420,746             34.3%
Belgrad, Stephen H                United States         57,420,428             34.3%
Bell, Andrew J                   United Kingdom         57,419,663             34.3%
Bell, James J                     United States         57,420,485             34.3%
Bello, Rafael                        Canada             57,420,054             34.3%
Benardete, Steven M               United States         57,424,483             34.3%
Beneke, John                      United States         57,420,849             34.3%
Bennett, Thomas L                 United States         57,419,847             34.3%
Berchtold, Michael J              United States         57,420,827             34.3%
Bergman, Jerome                   United States         57,420,981             34.3%
Berler, Matthew K                 United States         57,420,075             34.3%
Berner, Robert L., III            United States         57,420,872             34.3%
Best, Eric P                      United States         57,419,663             34.3%
Bianco, Frank                     United States         57,421,047             34.3%
Biert, Gisep                        Switzerland         57,419,663             34.3%
Bigman, Theodore R                    Canada            57,419,772             34.3%
Bilgore, Bradley Alan             United States         57,420,388             34.3%
Bilotti, Richard A., JR           United States         57,420,041             34.3%
Bilsby, Kevin A                  United Kingdom         57,420,870             34.3%
Birdsall, John S                  United States         57,420,965             34.3%
Birnbaum, Jeffrey M               United States         57,420,219             34.3%
Black, Susan Mackinnon            United States         57,421,179             34.3%
Blain, Paul F                    United Kingdom         57,419,663             34.3%
Blair, David H                    United States         57,419,851             34.3%
Blais, William L                  United States         57,420,968             34.3%
Blau, Andrew M                    United States         57,420,291             34.3%
Blum, Jon E                       United States         57,420,098             34.3%
Blumstein, Michael W              United States         57,420,520             34.3%
Bodson, Michael C                 United States         57,421,109             34.3%
Boggs, E. Clayton                 United States         57,419,873             34.3%
Bohl, Theresa J                   United States         57,421,109             34.3%
Boiarsky, Robert                  United States         57,420,839             34.3%
Bok, Scott L                      United States         57,421,090             34.3%
Bonafide, Robert M                United States         57,420,798             34.3%
Booth, David G                    United States         57,430,209             34.3%
Bopp, Walter S                    United States         57,421,946             34.3%
Borosh, David A                   United States         57,420,331             34.3%
Bosco, Anthony B                  United States         57,420,921             34.3%

   Line 1                          Line 6               Line 11             Line 13
                                                                        Percent of Class
                                                    Aggregate Amount     Represented By
Name                            Citizenship         Beneficially Held   Amount in Line 11
Boublik, Michael J               United States         57,420,527             34.3%
Boucher, Charles L., II          United States         57,420,452             34.3%
Bouyoucos, Peter J               United States         57,419,784             34.3%
Bovich, Francine J               United States         57,420,277             34.3%
Boyer, Amy A                     United States         57,419,805             34.3%
Bradford, Leslie Embs            United States         57,422,067             34.3%
Bradley, Mark H                  United States         57,420,547             34.3%
Bradway, Robert A                United States         57,420,496             34.3%
Brakebill, Scott R               United States         57,421,344             34.3%
Brawer, Steven A                 United States         57,420,184             34.3%
Brennan, Donald Patrick          United States         57,422,210             34.3%
Breslow, Stuart J.M              United States         57,421,091             34.3%
Brewer, Simon                   United Kingdom         57,419,840             34.3%
Brickman, Keith D                United States         57,420,380             34.3%
Brierwood, David C              United Kingdom         57,430,061             34.3%
Brille, Brian J                  United States         57,420,829             34.3%
Broadbent, Peregrine Charles    United Kingdom         57,420,132             34.3%
Broberg, Christian P                Denmark            57,419,709             34.3%
Brock, William G                    Canada             57,442,023             34.3%
Brodheim, Theodore K             United States         57,419,663             34.3%
Brodsky, Jeffrey S               United States         57,420,630             34.3%
Brolley, Kevin                   United States         57,420,598             34.3%
Brombach, Theodore J             United States         57,420,352             34.3%
Brooke, Paul A                   United States         57,421,851             34.3%
Brous, Leonard                   United States         57,420,717             34.3%
Brown, Andrew C                  United States         57,420,037             34.3%
Brown, Douglas L                 United States         57,420,402             34.3%
Brown, Ernest W                  United States         57,420,094             34.3%
Brown, Jeffry P                  United States         57,421,020             34.3%
Brown, Keith                    United Kingdom         57,443,171             34.3%
Brown, Randolph B                United States         57,420,031             34.3%
Browne, Kevin J                  United States         57,421,108             34.3%
Brundler, Adolf                    Switzerland         57,419,663             34.3%
Bryant, Malcolm P               United Kingdom         57,421,925             34.3%
Bryce, Colin                    United Kingdom         57,420,423             34.3%
Buck, Lee M                      United States         57,426,670             34.3%
Buechter, Markus                    Germany            57,419,716             34.3%
Bulchandani, Ravi A                  India             57,419,990             34.3%
Buovolo, Anthony J               United States         57,420,962             34.3%
Burdick, Leigh S                 United States         57,420,209             34.3%
Burke, Lauren M                  United States         57,420,114             34.3%
Burns, Dennis J                  United States         57,421,946             34.3%
Busch, May C                     United States         57,421,250             34.3%
Byrd, Caren                      United States         57,420,955             34.3%
Caffrey, Timothy J               United States         57,420,503             34.3%
Cahill, Thomas F., JR            United States         57,420,345             34.3%
Caldecott, P.Dominic            United Kingdom         57,420,263             34.3%
Callahan, Daniel H               United States         57,420,007             34.3%
Campbell, Laurie G                  Canada             57,420,186             34.3%
Campbell, Randall S              United States         57,420,476             34.3%
Campion, Frances                    Ireland            57,419,663             34.3%
Cappucci, Guy T                  United States         57,420,699             34.3%
Caputo, A Macdonald              United States         57,422,223             34.3%
Caracappa, Mary                  United States         57,420,846             34.3%
Carey, James P                   United States         57,421,183             34.3%

   Line 1                            Line 6               Line 11             Line 13
                                                                          Percent of Class
                                                      Aggregate Amount     Represented By
Name                              Citizenship         Beneficially Held   Amount in Line 11
Carleton, Bruce T                  United States         57,421,917             34.3%
Carlin, Jane D                     United States         57,420,969             34.3%
Carmichael, Terence P              United States         57,421,076             34.3%
Carr, Louis J, JR                  United States         57,422,262             34.3%
Carrafiell, John A                 United States         57,420,585             34.3%
Carroll, Allan R                   United States         57,419,836             34.3%
Carroll, David C                   United States         57,420,779             34.3%
Carroll, Jesse L, JR               United States         57,430,005             34.3%
Carroll, John E                    United States         57,419,911             34.3%
Carruthers, Alan Thomas           United Kingdom         57,419,663             34.3%
Caruso, Christopher J              United States         57,421,041             34.3%
Cashel, Michael Sean               United States         57,420,184             34.3%
Casper, Robert Y                   United States         57,419,935             34.3%
Cassedy, Michael J                 United States         57,421,510             34.3%
Cassou, Beatrice M                 United States         57,420,829             34.3%
Castellano, Richard R              United States         57,421,306             34.3%
Caufield, Patrick J                United States         57,419,744             34.3%
Cawsey, Richard                      Australia           57,420,037             34.3%
Certosimo, Arthur                  United States         57,419,850             34.3%
Chamberlain, Paul E                United States         57,420,562             34.3%
Chamberlain, Stephen P            United Kingdom         57,423,851             34.3%
Chammah, Walid A                     Lebanon             57,420,234             34.3%
Chan, Oliver S                     United States         57,420,654             34.3%
Chandler, Elizabeth R              United States         57,420,346             34.3%
Chang, Victor                      United States         57,419,929             34.3%
Chasin, Charles                    United States         57,420,955             34.3%
Chenevix-Trench, Jonathan         United Kingdom         57,422,601             34.3%
Chester, John E, III               United States         57,421,020             34.3%
Chiarello, Guy                     United States         57,420,915             34.3%
Chin, Ean Wah                         Malaysia           57,419,663             34.3%
Chirls, Catherine E                United States         57,420,235             34.3%
Christianakis, Leonidas Ioanni    United Kingdom         57,419,663             34.3%
Chui, Vincent Y C                    Hong Kong           57,419,663             34.3%
Churchouse, Frederick P             New Zealand          57,419,663             34.3%
Chutter, Jessica C                    Canada             57,420,721             34.3%
Citrino, Mary Anne                 United States         57,420,872             34.3%
Clark, Jonathan M                  United States         57,420,448             34.3%
Clark, Mayree C                    United States         57,421,851             34.3%
Clark, William Thomas              United States         57,424,438             34.3%
Clemente La Brum, John P           United States         57,420,887             34.3%
Clephane, Thomas P                 United States         57,421,839             34.3%
Clifford, Kenneth F                United States         57,420,943             34.3%
Cobby, Nigel                      United Kingdom         57,422,129             34.3%
Cohan, Timothy P                   United States         57,421,538             34.3%
Cohen, Bruce L                     United States         57,421,186             34.3%
Cohen, David L                     United States         57,421,301             34.3%
Cohen, Robert A                    United States         57,420,437             34.3%
Cohen, Stephen A                   United States         57,419,733             34.3%
Colby-Jones, Lisa R                United States         57,421,342             34.3%
Cole, James S                      United States         57,421,808             34.3%
Coleman, Christopher John         United Kingdom         57,419,663             34.3%
Coleman, Kevin P                   United States         57,419,759             34.3%
Coleman, Maureen E                 United States         57,420,617             34.3%
Coley, James C  II                 United States         57,420,914             34.3%
Colman, Mark M                     United States         57,420,812             34.3%

   Line 1                            Line 6               Line 11             Line 13
                                                                          Percent of Class
                                                      Aggregate Amount     Represented By
Name                              Citizenship         Beneficially Held   Amount in Line 11
Colosimo, Louis A                  United States         57,420,232             34.3%
Comfort, Stephanie G               United States         57,420,263             34.3%
Connolly, John D                   United States         57,419,873             34.3%
Connor, Mary T                     United States         57,420,819             34.3%
Connors, Timothy G                 United States         57,419,873             34.3%
Conway, Andrew J                   United States         57,419,663             34.3%
Cook, Charles R                    United States         57,420,798             34.3%
Coombe, Christopher John          United Kingdom         57,419,695             34.3%
Cooper, Alastair W.P              United Kingdom         57,420,811             34.3%
Cooper, Andrew C                   United States         57,420,740             34.3%
Cooper, Scott H                       Canada             57,420,895             34.3%
Cordner, Carter W                  United States         57,421,014             34.3%
Cordy, Stephen C                   United States         57,420,910             34.3%
Corkran, Jo Ann                    United States         57,419,916             34.3%
Corsi, Stefano                        Italy              57,420,277             34.3%
Cox, Christopher                  United Kingdom         57,420,186             34.3%
Cox, Kevin C                       United States         57,420,678             34.3%
Coyner, Kevin B                    United States         57,420,905             34.3%
Crane-Griffith, Elizabeth          United States         57,420,629             34.3%
Crawford, Stephen S                United States         57,420,678             34.3%
Cregan, John F                     United States         57,421,445             34.3%
Crespi, Marc                       United States         57,419,873             34.3%
Crnkovich, Peter N                 United States         57,421,292             34.3%
Croft, Robert G.E                 United Kingdom         57,420,369             34.3%
Crompton, Bradley                     Canada             57,419,663             34.3%
Crompton, John D                  United Kingdom         57,420,609             34.3%
Crowder, Garry B                   United States         57,421,208             34.3%
Cruz, Zoe                              Greece            57,421,851             34.3%
Cummins, Neil A                    United States         57,432,056             34.3%
Cunningham, Michael John          United Kingdom         57,420,035             34.3%
Cunningham, Peter                 United Kingdom         57,421,072             34.3%
Cunningham, Stephen M              United States         57,419,663             34.3%
Curtis, Michael S                  United States         57,420,787             34.3%
Curtis, Paul D                     United States         57,420,838             34.3%
Czinsky, Michael J                 United States         57,420,918             34.3%
D'Antonio, Stephen H               United States         57,420,823             34.3%
Dal Lago, Frank C                  United States         57,420,925             34.3%
Daniel, Paul R                    United Kingdom         57,420,609             34.3%
Davidson, John H                   United States         57,421,678             34.3%
Davidson, John P., III             United States         57,420,111             34.3%
Davidson, Norton A, III            United States         57,434,896             34.3%
Davidson, Richard Gavin           United Kingdom         57,420,160             34.3%
Davies, Peter E                    United States         57,420,056             34.3%
Davis, Barry                       United States         57,421,579             34.3%
Davis, Joseph F., JR               United States         57,420,974             34.3%
Dawson, Kenneth E                 United Kingdom         57,422,405             34.3%
Day, Jacqueline A                 United Kingdom         57,421,040             34.3%
Day, Paul A                       United Kingdom         57,419,993             34.3%
De Chazal, Guy L                   United States         57,421,808             34.3%
De Montfort, Piers                United Kingdom         57,429,237             34.3%
De Saint-Aignan, Patrick           United States         57,422,153             34.3%
Dean, Angela H                    United Kingdom         57,419,961             34.3%
Dean, Gordon G                     United States         57,420,898             34.3%
Dedomenico, Edward J               United States         57,420,284             34.3%
Dee, Michael E                     United States         57,420,785             34.3%

   Line 1                            Line 6               Line 11             Line 13
                                                                          Percent of Class
                                                      Aggregate Amount     Represented By
Name                              Citizenship         Beneficially Held   Amount in Line 11
Deforest, Laura I                  United States         57,420,137             34.3%
Denaut, Anne S                     United States         57,420,650             34.3%
Denaut, James A                    United States         57,419,663             34.3%
Derbes, Richard A                  United States         57,476,504             34.4%
Deregt, Kenneth M                  United States         57,422,153             34.3%
Desalvo, Matthew S                 United States         57,420,953             34.3%
Dewan, Hasanat M                     Bangladesh           57,419,942             34.3%
Dewolfe, D. James                  United States         57,424,248             34.3%
Dey, Peter J                           Canada            57,419,663             34.3%
Dhar, Madhav                           India             57,422,427             34.3%
Diaz-Perez, Eduardo                United States         57,420,725             34.3%
Dickman, Michael J                 United States         57,420,748             34.3%
Din, Stephen Trevor               United Kingdom         57,419,715             34.3%
Dinger, Jeffrey E                  United States         57,420,881             34.3%
Ditkoff, Charles J                 United States         57,419,944             34.3%
Dixon, Robert D                    United States         57,420,420             34.3%
Doha, Naseer                         Bangladesh          57,419,663             34.3%
Donoghue, Geoffrey M                   Canada            57,420,886             34.3%
Donoghue, Michael J                United States         57,420,836             34.3%
Donovan, Peter J                   United States         57,420,454             34.3%
Doran, William M, JR               United States         57,421,851             34.3%
Dorfman, Jonathan L                United States         57,420,837             34.3%
Dortone, Dana L                    United States         57,419,873             34.3%
Doshi, Mihir J                     United States         57,420,700             34.3%
Drayson, Timothy Seccombe         United Kingdom         57,419,974             34.3%
Driscoll, Thomas P                 United States         57,420,296             34.3%
Dube, Raye L                       United States         57,420,596             34.3%
Dubeck, Michael R                  United States         57,419,880             34.3%
Duff, Philip N                     United States         57,421,306             34.3%
Dunn, Kenneth B                    United States         57,419,847             34.3%
Duno, Alphonsus J                  United States         57,420,970             34.3%
Dyal, Gordon E                     United States         57,420,620             34.3%
Earnshaw, Scott D                  United States         57,420,076             34.3%
Ebers-Franckowiak, Gay L           United States         57,419,663             34.3%
Eichorn, Mark D                    United States         57,420,006             34.3%
Eifler, Carl M                     United States         57,419,800             34.3%
Elliott, James G                   United States         57,420,967             34.3%
Elmaghrabi, Ehab E                 United States         57,420,559             34.3%
Elmasry, Hassan                    United States         57,419,836             34.3%
Engebretson, Kathryn J             United States         57,419,873             34.3%
English, Frank E, JR               United States         57,421,510             34.3%
Epstein, Patricia N                United States         57,420,871             34.3%
Epstein, Stuart J                  United States         57,420,639             34.3%
Erb, William F                     United States         57,420,537             34.3%
Ertman, Andrew C                   United States         57,420,531             34.3%
Esaki, Howard Y                    United States         57,420,203             34.3%
Esquivel, Josephine R              United States         57,419,797             34.3%
Esser, Stephen F                   United States         57,419,873             34.3%
Essig, Karl P                      United States         57,424,455             34.3%
Estes, Susan M.                    United States         57,421,017             34.3%
Evans, R Bradford                  United States         57,422,395             34.3%
Ewell, C. Daniel                   United States         57,420,829             34.3%
Fadel, James P                     United States         57,419,663             34.3%
Fagen, Brian R                     United States         57,420,409             34.3%
Fagen, Robert A                    United States         57,420,918             34.3%

  Line 1                            Line 6               Line 11             Line 13
                                                                         Percent of Class
                                                     Aggregate Amount     Represented By
Name                             Citizenship         Beneficially Held   Amount in Line 11
Falls, Amy C                      United States         57,419,930             34.3%
Fan, Linda C                      United States         57,420,852             34.3%
Fanelli, Peter R                  United States         57,420,526             34.3%
Fanlo, Ignacio J                  United States         57,420,182             34.3%
Fappiano, Maryann                 United States         57,420,860             34.3%
Fareri, Robert                    United States         57,420,706             34.3%
Faulkner, John H                  United States         57,420,001             34.3%
Fawcett, Amelia C                 United States         57,420,990             34.3%
Fear, Oliver                     United Kingdom         57,420,200             34.3%
Feder, Abigail Jones              United States         57,420,705             34.3%
Federico, Giacomo                 United States         57,420,196             34.3%
Feeley, Mark J                    United States         57,420,855             34.3%
Feenick, Anthony W                United States         57,420,814             34.3%
Feldman, Kirsten J                   Canada             57,421,529             34.3%
Feldman, Robert A                 United States         57,419,663             34.3%
Feldmann, Joel P                  United States         57,420,003             34.3%
Felix, Richard B                  United States         57,422,232             34.3%
Felt, Ronald G                    United States         57,420,880             34.3%
Fernandez, Henry A                United States         57,420,589             34.3%
Ferriso, Peter W                  United States         57,420,133             34.3%
Feuerman, Kurt A                  United States         57,421,173             34.3%
Ficke, Mark D                     United States         57,420,859             34.3%
Fiedorek, Bruce D                 United States         57,422,197             34.3%
Field-Marsham, Scott R               Canada             57,420,776             34.3%
Finnegan, Daniel M                United States         57,420,485             34.3%
Fisher, George Ross, IV           United States         57,423,051             34.3%
Fitzpatrick, Steven B             United States         57,420,710             34.3%
Flanagan, Malachi J., JR          United States         57,419,739             34.3%
Flannery, Hugh J                  United States         57,420,546             34.3%
Flaum, James E                    United States         57,419,956             34.3%
Fleischer, Spencer C              United States         57,421,825             34.3%
Flood, Eugene, JR                 United States         57,421,121             34.3%
Flynn, Thomas J                   United States         57,421,000             34.3%
Foland, Steven R                  United States         57,420,008             34.3%
Foley, Jake                       United States         57,419,994             34.3%
Foley, Joseph G                   United States         57,420,440             34.3%
Fortier, Michael Albert           United States         57,419,761             34.3%
Foster, Cedric G                  United States         57,421,695             34.3%
Foster, Michael E                 United States         57,419,848             34.3%
Fox, Nigel Jonathan Paget        United Kingdom         57,420,847             34.3%
Fralick, James S                  United States         57,424,683             34.3%
Frame, Thomas C                   United States         57,419,663             34.3%
Francescotti, Mario              United Kingdom         57,427,527             34.3%
Francois-Poncet, Andre               France             57,419,663             34.3%
Frank, Alexander C                United States         57,420,839             34.3%
Freeman, Ivan K                   United States         57,421,090             34.3%
Fried, Peter C                    United States         57,420,906             34.3%
Friedman, Catherine J             United States         57,420,895             34.3%
Friedman, Philip W                United States         57,420,999             34.3%
Friend, Warren H                  United States         57,420,852             34.3%
Frost, Ronald X                   United States         57,421,040             34.3%
Fung, E. Michael                    Hong Kong           57,419,663             34.3%
Futaki, Akifumi                       Japan             57,419,663             34.3%
Gaffney, Monica Josephine            Ireland            57,419,663             34.3%
Gaillard, Vincent M. J               France             57,419,663             34.3%

  Line 1                            Line 6               Line 11             Line 13
                                                                         Percent of Class
                                                     Aggregate Amount     Represented By
Name                             Citizenship         Beneficially Held   Amount in Line 11
Gajendragadkar, Dilip S              India              57,420,276             34.3%
Gale, Andrew                     United Kingdom         57,420,565             34.3%
Galgano, V James                 United States          57,421,024             34.3%
Galper, Myron                    United States          57,421,032             34.3%
Gandhi, Vikram S                     India              57,420,544             34.3%
Gantsoudes, James G              United States          57,420,093             34.3%
Garber, Victor S                 United States          57,421,394             34.3%
Gardiner, Kevin Leslie           United Kingdom         57,419,902             34.3%
Garrison, Robert E               United States          57,420,811             34.3%
Gartin, Clinton G                United States          57,424,501             34.3%
Gartland, Robert F               United States          57,422,153             34.3%
Gault, Bernard                       France             57,419,663             34.3%
Gauntt, Robert P                 United States          57,419,663             34.3%
Genova, Lisa A                   United States          57,420,803             34.3%
George, Patrick Robert               France             57,419,663             34.3%
Germany, J. David                United States          57,419,873             34.3%
Gerner, Rolf Michael                Germany             57,419,663             34.3%
Ghaffari, Paul B                 United States          57,420,215             34.3%
Gibson, Michael                   Switzerland           57,419,663             34.3%
Gibson, Thomas C                 United States          57,419,663             34.3%
Girsky, Stephen J                United States          57,419,778             34.3%
Glas, Michel T                       France             57,419,725             34.3%
Glascott, James D                United States          57,420,882             34.3%
Goldberg, Alan E                 United States          57,421,946             34.3%
Golding, David R                 United States          57,419,663             34.3%
Goldrich, Robert F               United States          57,426,582             34.3%
Goldstein, Carol S               United States          57,420,798             34.3%
Gordon, Marc W                   United States          57,421,098             34.3%
Gorman, Jessica G                United States          57,420,843             34.3%
Gort, Michael A                  United States          57,421,082             34.3%
Gould, Richard G., III           United States          57,441,422             34.3%
Graflund, Scott R                United States          57,420,563             34.3%
Graham, Gilles                   United Kingdom         57,419,711             34.3%
Graham, James R                     Ireland             57,421,930             34.3%
Grant, Adam D                    United Kingdom         57,419,718             34.3%
Gray, Gordon S                   United States          57,422,153             34.3%
Gray, Stephen Edward             United Kingdom         57,420,121             34.3%
Greenberg, Edward M              United States          57,420,404             34.3%
Greenlaw, David J                United States          57,420,597             34.3%
Greenshields, Simon              United Kingdom         57,421,375             34.3%
Greenwald, Jamie                 United States          57,419,860             34.3%
Gremont, Arnaud Jean-Marie           France             57,419,663             34.3%
Grimes, Michael D                United States          57,419,751             34.3%
Grinnell, Christopher C          United States          57,420,789             34.3%
Grisham, James Wayne             United States          57,420,421             34.3%
Groesbeck, Jonathan M            United States          57,419,784             34.3%
Grogan, Matthew J                United States          57,419,903             34.3%
Grohskopf, Robert H., JR         United States          57,420,755             34.3%
Gronquist, Catherine D           United States          57,420,941             34.3%
Gros, Francisco R.A                  Brazil             57,420,209             34.3%
Grzeczka, Keith L                United States          57,420,793             34.3%
Guevara, Andrew R, JR            United States          57,419,663             34.3%
Gulley, Mark R                   United States          57,420,992             34.3%
Gully, Joshua P                  United States          57,420,019             34.3%
Gutheim, Paul G                  United States          57,420,987             34.3%

  Line 1                           Line 6               Line 11             Line 13
                                                                        Percent of Class
                                                    Aggregate Amount     Represented By
Name                            Citizenship         Beneficially Held   Amount in Line 11
Haddad, Michael D               United States          57,420,746             34.3%
Haffner, Lynn Carlos            United States          57,422,574             34.3%
Hafstad, Einar F                United States          57,419,663             34.3%
Hager, Francis J                United States          57,420,888             34.3%
Hagin, Robert L                 United States          57,419,847             34.3%
Haguenauer, Olivier P               France             57,419,977             34.3%
Hahn, John C                    United States          57,420,506             34.3%
Hall, C. Barrows                United States          57,421,851             34.3%
Hall, Perry E., II              United States          57,421,308             34.3%
Halliday, Christopher I         United Kingdom         57,419,663             34.3%
Hamidi, Shahram                      Iran              57,420,566             34.3%
Hamilton, Peter F               United States          57,421,019             34.3%
Hammond, Paul                   United Kingdom         57,419,697             34.3%
Hancock, Mark R                 United States          57,420,754             34.3%
Haney, William C                United States          57,422,111             34.3%
Hanlon, John P                  United States          57,419,783             34.3%
Hantho, Mark A                      Canada             57,419,719             34.3%
Happel, Michael A               United States          57,420,748             34.3%
Hara, Fusao                         Japan              57,419,663             34.3%
Hardie, Iain Richard            United Kingdom         57,419,663             34.3%
Harding, William J              United States          57,419,918             34.3%
Hardy, Michael W                United States          57,420,830             34.3%
Harland, Christopher M          United States          57,421,227             34.3%
Harman, William R               United States          57,421,600             34.3%
Harms, Thomas K., JR            United States          57,420,644             34.3%
Harpe, Michael G                    Canada             57,420,893             34.3%
Harrington, Anna R              United States          57,420,133             34.3%
Harris, Carla A                 United States          57,420,733             34.3%
Harris, W. Brooks               United States          57,420,411             34.3%
Harvey, Ellen D                 United States          57,419,663             34.3%
Hassen, Thomas E                United States          57,421,787             34.3%
Hatfield, Jay D                 United States          57,420,678             34.3%
Havens, John P                  United States          57,421,851             34.3%
Hawkins, Chris Alan             United Kingdom         57,419,771             34.3%
Hay, Marianne Laing             United Kingdom         57,419,979             34.3%
Hayashi, Kazushi                    Japan              57,419,663             34.3%
Hayes, David L                  United States          57,420,485             34.3%
Hayes, Mary-Anne                  Australia            57,419,891             34.3%
Hayes, Michael A                United Kingdom         57,419,713             34.3%
Haythe, David O                 United States          57,422,299             34.3%
Hedlund, Mats Mikael                Sweden             57,419,904             34.3%
Hegglin, Daniel R                Switzerland           57,429,091             34.3%
Hendel, Stuart J                United States          57,420,674             34.3%
Hendry, Daniele N                Switzerland           57,419,663             34.3%
Henkel, Eleni D                 United States          57,420,613             34.3%
Hennemuth, Bruce W              United States          57,420,916             34.3%
Hennessy, Miguel E              United States          57,420,513             34.3%
Hennigan, Patrick J             United States          57,419,925             34.3%
Hepburn, John K                     Canada             57,446,291             34.3%
Hershy, Robert J                United States          57,420,730             34.3%
Herskovitz, Michael D           United States          57,420,026             34.3%
Hevner, John D                  United States          57,419,855             34.3%
Heyes, Richard C                United Kingdom         57,420,317             34.3%
Higgins, William X              United States          57,421,404             34.3%
Hilder, David B                 United States          57,420,000             34.3%

  Line 1                              Line 6               Line 11             Line 13
                                                                           Percent of Class
                                                       Aggregate Amount     Represented By
Name                               Citizenship         Beneficially Held   Amount in Line 11
Hill, Joseph W, II                 United States          57,421,632             34.3%
Hilton, Frank Paul                 United Kingdom         57,419,897             34.3%
Hilzenrath, Eugene B               United States          57,420,859             34.3%
Hirsch, Steven E                   United States          57,421,018             34.3%
Hirschfeld, David J                United States          57,419,663             34.3%
Hirshorn, William D                United States          57,420,533             34.3%
Hirst, Julian Clement              United Kingdom         57,419,663             34.3%
Hoch, James S                      United States          57,420,895             34.3%
Hoch, Kenneth C                    United States          57,420,996             34.3%
Hoffen, Howard I                   United States          57,420,678             34.3%
Hoffman, Michael C                 United States          57,420,869             34.3%
Hogan, Jeffrey N                   United States          57,419,663             34.3%
Hollihan, John P, III              United States          57,421,204             34.3%
Hollinger, Reginald J              United States          57,420,673             34.3%
Holzschuh, Jeffrey R               United States          57,421,282             34.3%
Hong, Jun K                        United States          57,420,214             34.3%
Hoornweg, Roberto                   Netherlands           57,420,359             34.3%
Hornbeck, Geoffrey H               United States          57,420,095             34.3%
Hosler, C. William                 United States          57,420,531             34.3%
Howland, Christopher John          United Kingdom         57,419,711             34.3%
Hsieh, Jackson                     United States          57,419,930             34.3%
Hu, Wei-Chung Bradford                 Taiwan             57,420,630             34.3%
Huang, Susan S                     United States          57,420,492             34.3%
Huffman, Randall C                 United States          57,420,751             34.3%
Hughes-Guden, Ruth A               United States          57,419,663             34.3%
Humphery, Marye L                  United Kingdom         57,419,663             34.3%
Huneke, John H, III                United States          57,421,211             34.3%
Huntley, Kristen S                 United States          57,420,829             34.3%
Hyman, John Edward                 United Kingdom         57,420,054             34.3%
Imanishi, Jun                          Japan              57,419,663             34.3%
Ip, Honsum                           Hong Kong            57,419,663             34.3%
Ireland, Jenny Fiona               United Kingdom         57,419,663             34.3%
Irish, John S                      United States          57,420,657             34.3%
Isasi, Luis                            Spain              57,420,979             34.3%
Ivey, Tracey H                     United States          57,419,873             34.3%
Jabbour, Reynold A                 United States          57,419,663             34.3%
Jackson, Alan                       New Zealand           57,419,663             34.3%
Jacobs, David A                    United States          57,420,110             34.3%
Jalouneix, Olivier                     France             57,419,663             34.3%
James, George Michael              United States          57,431,137             34.3%
James, Melissa E                   United States          57,420,614             34.3%
Jamesley, Karen C                  United States          57,420,716             34.3%
Janson, Michael M                  United States          57,423,771             34.3%
Jarvis, Timothy E                  United States          57,420,496             34.3%
Jodka, Jonathan D                  United States          57,420,461             34.3%
Johansson, Jerker M                    Sweden             57,420,370             34.3%
Johnson, David                     United States          57,420,922             34.3%
Johnson, David L                   United States          57,419,663             34.3%
Johnson, Margaret Kinsley          United States          57,420,637             34.3%
Johnson, R Sheldon                 United States          57,421,946             34.3%
Johnson, Theodore J                United States          57,419,829             34.3%
Jones, Alan K                      United States          57,420,144             34.3%
Jones, Andrew C                    United States          57,420,537             34.3%
Jones, David G                     United States          57,419,737             34.3%
Jones, Donald J                    United States          57,420,945             34.3%

  Line 1                             Line 6               Line 11             Line 13
                                                                          Percent of Class
                                                      Aggregate Amount     Represented By
Name                              Citizenship         Beneficially Held   Amount in Line 11
Jones, Robert W                   United States          57,425,153             34.3%
Joseph, Ravindra J                  Sri Lanka            57,420,797             34.3%
Jouhar, Kelvin Jan                United Kingdom         57,419,663             34.3%
Joyce, Richard E, JR              United States          57,420,810             34.3%
Juterbock, Thomas M               United States          57,422,387             34.3%
Kagan, Samuel J                       Canada             57,420,423             34.3%
Kageyama, Toshiji                     Japan              57,419,663             34.3%
Kaito, Masao                          Japan              57,419,663             34.3%
Kamen, Eric M                     United States          57,421,384             34.3%
Kamins, Harold W                  United States          57,420,653             34.3%
Kanellitsas, John A               United States          57,420,381             34.3%
Kani, Takeo                           Japan              57,419,663             34.3%
Kaplan, Stephanie B               United States          57,419,944             34.3%
Karches, Peter F                  United States          57,422,420             34.3%
Kary, Mark R                      United Kingdom         57,419,663             34.3%
Kassin, Philip                    United States          57,421,241             34.3%
Katsihtis, Paul E                 United States          57,420,643             34.3%
Kauffman, Richard L               United States          57,420,304             34.3%
Kay, S. Carolyn H                   Australia            57,419,663             34.3%
Kayello, Sammy                       Lebanon             57,420,371             34.3%
Kazazes, Thomas P                 United States          57,420,385             34.3%
Keane, Michael David              United Kingdom         57,419,721             34.3%
Keays, Thomas R                   United States          57,420,864             34.3%
Keeler, Paul J., JR               United States          57,420,316             34.3%
Keep, Ann                         United Kingdom         57,421,861             34.3%
Kelleher, Colm Thomas             United Kingdom         57,420,816             34.3%
Kelley, Scott M                   United States          57,420,829             34.3%
Kelley, Sean P                    United States          57,420,545             34.3%
Kelly, Christopher R              United States          57,420,001             34.3%
Kelly, George J                   United States          57,421,245             34.3%
Kelly, Kevin M                    United States          57,420,782             34.3%
Kelly, Timothy D                  United States          57,420,940             34.3%
Kemp, Stephen C                   United Kingdom         57,419,663             34.3%
Kennedy, Catherine A              United States          57,419,920             34.3%
Kennedy, Douglas A                    Canada             57,420,755             34.3%
Kent, Claire                      United Kingdom         57,419,663             34.3%
Kent, David                         Australia            57,419,663             34.3%
Kent, Ronald S                    United Kingdom         57,424,572             34.3%
Key, Nigel R                      United States          57,419,796             34.3%
Khadjavi, Laya                         Iran              57,420,785             34.3%
Kidwell, Jeffrey S                United States          57,420,957             34.3%
Kilcoyne, Moira A                 United States          57,420,521             34.3%
Kimak, Mark M                     United States          57,421,052             34.3%
Kimball, Paul G                   United States          57,422,153             34.3%
Kimball, Richard A., JR           United States          57,420,678             34.3%
Kimeda, Toshio                        Japan              57,419,663             34.3%
Kindred, Jonathan B               United States          57,421,090             34.3%
King, Nancy A                     United States          57,420,515             34.3%
King, William T                   United States          57,420,577             34.3%
Kingston, Douglas P., III         United States          57,420,833             34.3%
Kinkead, Brian M                  United States          57,420,895             34.3%
Kinmont, Alexander                United Kingdom         57,419,854             34.3%
Kircher, Hillary E                United States          57,419,969             34.3%
Kirkland, Derek G                 United States          57,421,018             34.3%
Kishimoto, Satoshi                    Japan              57,419,663             34.3%

  Line 1                              Line 6               Line 11             Line 13
                                                                           Percent of Class
                                                       Aggregate Amount     Represented By
Name                               Citizenship         Beneficially Held   Amount in Line 11
Kitts, Robert W                    United States          57,420,140             34.3%
Klaedtke, Patrick G                   Germany             57,419,663             34.3%
Klein, Michael F                   United States          57,419,733             34.3%
Kloppenborg, Robert W              United States          57,420,841             34.3%
Knowles, James Hastings Lewis          Canada             57,419,757             34.3%
Koederitz, Candice E               United States          57,421,944             34.3%
Koenen, Austin V                   United States          57,421,756             34.3%
Koerling, Heinrich                    Germany             57,432,519             34.3%
Kohnhorst, Adolf                    Netherlands           57,419,714             34.3%
Konolige, Kit                      United States          57,420,019             34.3%
Koppenol, Robert G                 United States          57,420,839             34.3%
Kourakos, William                  United States          57,421,171             34.3%
Kovich, Nicholas J                 United States          57,419,873             34.3%
Kraft, Joseph A., JR               United States          57,420,656             34.3%
Krammer, Marlene G                 United States          57,420,999             34.3%
Kreider, Steven K                  United States          57,419,847             34.3%
Kressner, J. Thomas                    Sweden             57,422,503             34.3%
Krom, Frederick B, III             United States          57,421,579             34.3%
Kronenberg, Anne C                 United States          57,420,803             34.3%
Kupferberg, Barry D                United States          57,420,748             34.3%
Kurtz, Patricia A                  United States          57,421,077             34.3%
Kushma, Debra A F                  United States          57,420,457             34.3%
Kushma, Michael B                  United States          57,420,660             34.3%
La Roche, Elaine                   United States          57,422,153             34.3%
Ladd, Susan C                      United States          57,420,923             34.3%
Lafaman, James T                   United States          57,420,792             34.3%
Laird, Jo Backer                   United States          57,421,369             34.3%
Lal, Naina                             India              57,419,663             34.3%
Lall, Rajiv B                          India              57,419,663             34.3%
Lamountain, Jon                    United States          57,421,102             34.3%
Lancksweert, Dominique                Belgium             57,419,663             34.3%
Landers, John Q., JR               United States          57,420,772             34.3%
Landman, David                     United States          57,420,960             34.3%
Landry, Brenda Lee                 United States          57,425,421             34.3%
Landry, Christina M                United States          57,422,195             34.3%
Langford, Thomas R                 United States          57,419,899             34.3%
Langsam, Joseph A                  United States          57,421,243             34.3%
Langston, Willie                   United States          57,419,663             34.3%
Lap, Michiel P                      Netherlands           57,420,087             34.3%
Larkins, Gary T                    United States          57,421,247             34.3%
Larkins, Robert J                  United States          57,420,878             34.3%
Lashendock, Michael J              United States          57,420,933             34.3%
Latainer, Gary D                   United States          57,421,610             34.3%
Latif, Nadir S                     United Kingdom         57,420,181             34.3%
Layng, John G                      United States          57,421,047             34.3%
Leach, Brian                       United States          57,421,126             34.3%
Leblanc, Paul L                    United States          57,420,973             34.3%
Lebowitz, Michael                  United States          57,420,950             34.3%
Lefkowitz, Robert M                United States          57,422,155             34.3%
Leimer, Willi Kurt                    Austria             57,419,663             34.3%
Leist, Stephen                     United States          57,420,146             34.3%
Leitch, Donald S                   United States          57,420,885             34.3%
Lenowitz, Scott J                  United States          57,420,680             34.3%
Levin, Debra J                     United States          57,420,407             34.3%
Levine, Joshua S                   United States          57,421,214             34.3%

  Line 1                              Line 6               Line 11             Line 13
                                                                           Percent of Class
                                                       Aggregate Amount     Represented By
Name                               Citizenship         Beneficially Held   Amount in Line 11
Levy, Thomas A                     United States          57,420,581             34.3%
Levy, William D                    United States          57,419,913             34.3%
Lewis, Richard Graham              United Kingdom         57,419,663             34.3%
Lewis, William M, JR               United States          57,421,851             34.3%
Liang, James L                     United States          57,420,278             34.3%
Lieblich, Steven                   United States          57,420,645             34.3%
Lien, Michael Jown Leam              Singapore            57,419,663             34.3%
Likins, Jane                       United States          57,420,380             34.3%
Lilly, Kevin J                     United States          57,419,663             34.3%
Lim, Chin Y                           Malaysia            57,420,158             34.3%
Lim, Khoon-Min                     United States          57,419,710             34.3%
Lindsay, Ian E                     United Kingdom         57,420,381             34.3%
Lipe, L. Alex                        Australia            57,419,663             34.3%
Lippi, Marco                           Italy              57,420,160             34.3%
Lippmann, Marianne J               United States          57,420,674             34.3%
Lipton, Stephen C                  United Kingdom         57,420,545             34.3%
Litt, Michael C                    United States          57,420,230             34.3%
Little, James W                    United States          57,420,595             34.3%
Liu, Andrew Y.S                    United Kingdom         57,421,825             34.3%
Liu, Jialin                            China              57,420,203             34.3%
Liu, Theodore Em-Po                United States          57,419,903             34.3%
Lloyd, Charles E.G                 United States          57,420,252             34.3%
Loarie, Robert J                   United States          57,420,527             34.3%
Locosa, Laura E                    United States          57,420,815             34.3%
Longley, Yvonne                    United Kingdom         57,419,663             34.3%
Longo, Victoria A                  United States          57,419,734             34.3%
Lorentzen, Kent R                  United States          57,423,230             34.3%
Lourie, Jonathan H                 United States          57,420,484             34.3%
Lovoi, John V                      United States          57,419,749             34.3%
Lucaya, Jorge                          Spain              57,419,795             34.3%
Lumpkins, David B D                United States          57,420,036             34.3%
Lutz, Merritt M                    United States          57,419,896             34.3%
Lyche, Iver                        United States          57,419,895             34.3%
Lyles, Ray V, JR                   United States          57,421,336             34.3%
Lynch, Elizabeth W                 United States          57,420,694             34.3%
Lynch, Patrick D                   United States          57,419,663             34.3%
Macchiaverna, Glenn J              United States          57,420,537             34.3%
Macdonald, Gavin L                 United Kingdom         57,419,663             34.3%
Macdonald, Robert Cumming          United Kingdom         57,419,663             34.3%
Macelwee, Elizabeth M              United States          57,419,894             34.3%
Mack, Andrew John                  United Kingdom         57,419,663             34.3%
Mackenzie, Douglas F               United States          57,419,791             34.3%
Mackin, John J                     United States          57,421,148             34.3%
Magee, Steven G                    United States          57,420,975             34.3%
Maguire, J. Robert                 United States          57,420,960             34.3%
Maguire, John F                    United States          57,420,034             34.3%
Mahon, James J                     United States          57,420,952             34.3%
Mahoney, James P                   United States          57,421,507             34.3%
Mainey, Richard E                  United States          57,419,926             34.3%
Maiwald, Maryann K                 United States          57,419,873             34.3%
Malone, Christian B                United States          57,421,097             34.3%
Mamdani, Mahmoud A                 United States          57,420,956             34.3%
Maner, William A., IV              United States          57,420,483             34.3%
Mangi, Joseph A                    United States          57,421,036             34.3%
Mangino, Gary J                    United States          57,420,941             34.3%

  Line 1                               Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Manley, James J                     United States          57,419,873             34.3%
Manson, Christopher J.J             United Kingdom         57,420,134             34.3%
Mantz, Jay H                        United States          57,419,984             34.3%
Maratos, Jason G                        Greece             57,419,663             34.3%
Marcin, Robert J                    United States          57,419,847             34.3%
Margolis, Jeffrey                   United States          57,419,937             34.3%
Marks, Kenneth R                    United States          57,421,605             34.3%
Markwalter, John S., JR             United States          57,420,702             34.3%
Marren, John W                      United States          57,419,663             34.3%
Martin, M. Paul                     United States          57,420,860             34.3%
Martinez, Lourdes Linden            United States          57,421,003             34.3%
Mason, Alexander Maurice               Ireland             57,419,711             34.3%
Masri, Jack Joseph                  United Kingdom         57,420,077             34.3%
Massey, Stewart R                   United States          57,420,981             34.3%
Massot, Sylvain P                       France             57,420,467             34.3%
Masucci, Ferdinand D                United States          57,421,308             34.3%
Maxwell, Philip Moulton               Australia            57,419,663             34.3%
Mayer, Kimball P                    United States          57,420,762             34.3%
Maynard, Daniel V                   United States          57,420,642             34.3%
Maynard, Walter, JR                 United States          57,421,284             34.3%
Mayoros, Alan E                     United States          57,420,831             34.3%
Mazzilli, Paul J                    United States          57,421,322             34.3%
Mazzucchelli, Marco G                   Italy              57,419,663             34.3%
Mcallister, Dean E                  United States          57,420,596             34.3%
Mcarthur, James                      New Zealand           57,419,663             34.3%
Mcbee, Phoebe                       United States          57,419,663             34.3%
Mccarthy, Anthony P                 United States          57,421,249             34.3%
Mccombe, William D                    Australia            57,421,014             34.3%
Mcconigley, Michael J                  Ireland             57,421,249             34.3%
Mcconnell, Joseph M                 United States          57,423,003             34.3%
Mcculloch, Gordon Robert            United Kingdom         57,420,440             34.3%
Mcdade, John Wesley, JR             United States          57,419,866             34.3%
Mcdonald, James W                   United States          57,420,330             34.3%
Mcdonnell, Gail P                   United States          57,420,214             34.3%
Mcdonough, Patrick J                United States          57,420,826             34.3%
Mcgeehan, John D                    United States          57,420,959             34.3%
Mcgill, James F                     United States          57,419,663             34.3%
Mcginnis, James P., JR              United States          57,419,979             34.3%
Mcguinness, Nancy A                 United States          57,420,025             34.3%
Mchugh, Daniel                      United States          57,419,663             34.3%
Mchugh, Florence Q                  United States          57,420,109             34.3%
Mcinerney, John J                   United States          57,420,445             34.3%
Mcinerney, Thomas J                 United States          57,420,492             34.3%
Mcintyre, John P, JR                United States          57,419,956             34.3%
Mcmahon, Kevin A                    United States          57,419,663             34.3%
Mcmahon, William C                  United States          57,420,966             34.3%
Mcvicker, Michael J                 United States          57,420,171             34.3%
Meeker, Mary G                      United States          57,420,397             34.3%
Melendez, Victoria T                United States          57,419,996             34.3%
Memani, Krishna K                       India              57,420,872             34.3%
Memmott, David J                    United States          57,419,663             34.3%
Mena, Daniel T                      United States          57,420,166             34.3%
Menell, Mark Ss                     United States          57,420,483             34.3%
Merritt, Peter G                    United States          57,420,636             34.3%
Metzler, Robert A                   United States          57,421,441             34.3%

  Line 1                               Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Meyer, Bruce A                      United States          57,423,749             34.3%
Meyer, Joseph F                     United States          57,420,976             34.3%
Meyer, Robert L                     United States          57,420,774             34.3%
Miao, Eugene A                      United States          57,420,812             34.3%
Michnowich, Salvatore E             United States          57,422,079             34.3%
Micioni, Peter J                    United States          57,420,616             34.3%
Milias St. Peter, Mary Ann          United States          57,419,873             34.3%
Miller, Cathy Ann                   United States          57,420,726             34.3%
Miller, Frederic A                  United States          57,420,781             34.3%
Miller, Lyle D                      United States          57,420,069             34.3%
Miller, Paul S                      United States          57,421,125             34.3%
Milunovich, Steven M                United States          57,420,547             34.3%
Minicucci, Giuseppina                   Italy              57,419,843             34.3%
Mintz, Daniel R                     United States          57,420,740             34.3%
Mirat, Pierre Jean Henri                France             57,419,663             34.3%
Missett, Bruce M                    United States          57,421,018             34.3%
Mitchell, Adam John                 United Kingdom         57,419,663             34.3%
Mitchell, Lawrence R., JR           United States          57,419,663             34.3%
Mizen, Greg E                       United States          57,420,831             34.3%
Moehlmann, Claus Christian             Germany             57,419,663             34.3%
Mole, Marie L                       United States          57,420,719             34.3%
Molloy, William S                   United States          57,421,851             34.3%
Moniodes, Nicholas J                United States          57,420,664             34.3%
Moonier, James F                    United States          57,420,866             34.3%
Moore, David Neil                   United Kingdom         57,419,663             34.3%
Moore, Donald A., JR                United States          57,422,167             34.3%
Moore, Duncan Charles Mcnaught      United Kingdom         57,420,476             34.3%
Moran, Matthew J                    United States          57,420,392             34.3%
More, Daniel B                      United States          57,420,194             34.3%
Morgan, David H                     United Kingdom         57,421,421             34.3%
Morphett, Jonathan G                United States          57,421,295             34.3%
Morrill, Caroline C                 United States          57,419,663             34.3%
Morris, Karen L                     United States          57,419,663             34.3%
Mortimer, Patrick J                 United States          57,420,770             34.3%
Moscati, Leonard F                  United States          57,421,008             34.3%
Moser, David S                      United States          57,420,562             34.3%
Mourre, Marc                            France             57,419,876             34.3%
Mozer, Francine L                   United States          57,421,003             34.3%
Mueller, John M, III                United States          57,420,629             34.3%
Muller, Peter                       United States          57,420,201             34.3%
Muller, Thomas R                    United States          57,421,274             34.3%
Mullin, Sean C.V                        Canada             57,420,683             34.3%
Munari, Andrea                          Italy              57,419,663             34.3%
Munger, Stephen R                   United States          57,421,344             34.3%
Murphy, Charles W                   United States          57,420,729             34.3%
Murphy, David J                     United States          57,421,047             34.3%
Murphy, Devin I                     United States          57,420,488             34.3%
Murphy, Kevin C                     United States          57,420,902             34.3%
Murray, Eileen K                    United States          57,421,287             34.3%
Murray, Janet E                     United Kingdom         57,420,218             34.3%
Murray, Peter J                     United Kingdom         57,420,475             34.3%
Nadosy, Peter                       United States          57,422,262             34.3%
Nagrani, Vikram                     United States          57,419,663             34.3%
Nagrani, Vineet                         India              57,419,663             34.3%
Nakada, Kenji                           Japan              57,419,663             34.3%

  Line 1                             Line 6               Line 11             Line 13
                                                                          Percent of Class
                                                      Aggregate Amount     Represented By
Name                              Citizenship         Beneficially Held   Amount in Line 11
Narang, Anil                           India             57,419,663             34.3%
Nathan, J. Saul                   United Kingdom         57,419,663             34.3%
Naylor, Margaret P                United Kingdom         57,420,531             34.3%
Neamtu, Alexander                  United States         57,421,352             34.3%
Needham, Peter A                   United States         57,421,621             34.3%
Neuberger, Mark A                  United States         57,420,563             34.3%
Neubert, David L. C                United States         57,420,044             34.3%
Neubohn, Naneen H                  United States         57,421,641             34.3%
Neuhaus, Kenneth M                 United States         57,423,279             34.3%
Neuwirth, David N                  United States         57,420,734             34.3%
Newcomb, Philip V                  United States         57,420,909             34.3%
Newhouse, Stephan F                United States         57,421,946             34.3%
Newman, David F                   United Kingdom         57,420,942             34.3%
Newman, Patricia                   United States         57,419,663             34.3%
Ni Chathmhaoil, Aifric                Ireland            57,419,717             34.3%
Nickoll, Benjamin E                United States         57,419,790             34.3%
Nicol, David                      United Kingdom         57,425,733             34.3%
Nides, Thomas R                    United States         57,419,663             34.3%
Niehaus, Christopher J             United States         57,421,108             34.3%
Niehaus, Robert H                  United States         57,424,251             34.3%
Nimkoff, Debra L                   United States         57,420,688             34.3%
Nosseir, Amr M                     United States         57,420,583             34.3%
Notley, Sean J                    United Kingdom         57,421,628             34.3%
Noujaim, Alexander J               United States         57,420,650             34.3%
Nowlin, Kevin M                    United States         57,419,719             34.3%
O'Brien, Donald S                  United States         57,421,013             34.3%
O'Brien, James M                   United States         57,421,174             34.3%
O'Brien, Paul F                    United States         57,419,663             34.3%
O'Connor, Stephen P               United Kingdom         57,419,934             34.3%
O'Flynn, Thomas M                     Canada             57,420,872             34.3%
O'Friel, Mark L                    United States         57,420,334             34.3%
O'Hare, Michael T                  United States         57,421,087             34.3%
O'Keefe, William B                 United States         57,421,361             34.3%
O'Leary, William F                 United States         57,421,455             34.3%
Oberlin, Dana M                    United States         57,420,838             34.3%
Ocampo, Edward J                   United States         57,420,598             34.3%
Oelerich, Francis J, III           United States         57,420,872             34.3%
Okusu, Taiji                           Japan             57,419,663             34.3%
Olesky, Jonathan D                 United States         57,420,964             34.3%
Olsen, Warren                      United States         57,421,203             34.3%
Onuma, Takashi                         Japan             57,419,663             34.3%
Orem, John R                       United States         57,420,761             34.3%
Ormerod, Mark                     United Kingdom         57,422,055             34.3%
Osbon, John F                      United States         57,420,485             34.3%
Osborne, Nicholas D                United States         57,419,947             34.3%
Overton, Ian M                    United Kingdom         57,420,247             34.3%
Oyarbide, Carlos Alfonso               Spain             57,419,811             34.3%
Ozeki, Toshio                          Japan             57,421,650             34.3%
Pace, Joanne                       United States         57,420,181             34.3%
Pace, Phillip Z                    United States         57,419,744             34.3%
Pagliari, Michael                 United Kingdom         57,420,504             34.3%
Palmiotti, Joseph C                United States         57,420,670             34.3%
Pandit, Vikram S                       India             57,421,851             34.3%
Panjwani, Raju H                   United States         57,421,007             34.3%
Pannell, Carol Amanda             United Kingdom         57,419,723             34.3%

  Line 1                               Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Pardesi, Anees                      United Kingdom         57,419,878             34.3%
Parent, Margaret M                  United States          57,420,094             34.3%
Parker, Kevin E                     United States          57,421,373             34.3%
Parr, Gary W                        United States          57,420,086             34.3%
Pasciucco, Gerard                   United States          57,420,891             34.3%
Pate, Bruce A                       United States          57,420,371             34.3%
Patel, Mukesh D                     United States          57,420,922             34.3%
Patten, Veeswanaden R                 Mauritius            57,419,663             34.3%
Pavoncelli, Riccardo                    Italy              57,420,860             34.3%
Pearson, Sharon E                   United Kingdom         57,420,158             34.3%
Pecori Giraldi, Galeazzo                Italy              57,424,607             34.3%
Pedde, Richard                          Canada             57,419,663             34.3%
Pelgrift, James D                   United States          57,422,060             34.3%
Pellecchio, Ralph L                 United States          57,421,428             34.3%
Pelosky, Robert J., JR              United States          57,420,497             34.3%
Penington, Michael                  United Kingdom         57,420,157             34.3%
Penney, David J                     United States          57,419,769             34.3%
Penwell, Stephen B                  United States          57,420,550             34.3%
Pereira, Ian C.T                        Kenya              57,420,331             34.3%
Pereira, Paulo C                       Portugal            57,419,663             34.3%
Perella, Joseph R                   United States          57,420,224             34.3%
Pernas, Alvaro                          Spain              57,420,204             34.3%
Peskin, Michael W                   United States          57,419,802             34.3%
Pest, Willie R                      United States          57,419,790             34.3%
Peterson, C. Scott                  United States          57,420,676             34.3%
Peterson, Wayne D                   United States          57,420,904             34.3%
Petery, Andras R                    United States          57,422,089             34.3%
Petitgas, Franck R                      France             57,420,002             34.3%
Petri, Lawrence M                   United States          57,421,027             34.3%
Petrick, Michael J                  United States          57,420,748             34.3%
Petrilli, Anthony                   United States          57,420,653             34.3%
Petrow, Christopher G               United States          57,420,974             34.3%
Phillips, Charles E., JR            United States          57,419,837             34.3%
Phillips, Craig S                   United States          57,420,178             34.3%
Pipa, Andrew C                      United States          57,420,956             34.3%
Pitts, Stephen L                    United States          57,420,498             34.3%
Placentra, Daniel R                 United States          57,420,737             34.3%
Platt, Russell C                    United States          57,420,898             34.3%
Pochtar, Elaine N                   United States          57,421,376             34.3%
Pokrzywinski, Jennifer A            United States          57,420,459             34.3%
Polsky, Lisa K                      United States          57,419,663             34.3%
Pope, Patricia                      United States          57,420,442             34.3%
Porat, Ruth M                       United States          57,419,769             34.3%
Porte, Thierry G                    United States          57,425,901             34.3%
Portnow, Loren                      United States          57,419,883             34.3%
Portogallo, Richard                 United States          57,421,081             34.3%
Poulos, Perry                       United States          57,420,897             34.3%
Poulton, Roger                      United Kingdom         57,421,025             34.3%
Pratt, Frank T                      United States          57,422,153             34.3%
Prill, Patrick                      United States          57,419,799             34.3%
Putcha, Ramakrishna N                   India              57,421,045             34.3%
Putterman, Jules B                  United States          57,420,424             34.3%
Quartner, Douglas M                 United States          57,424,950             34.3%
Query, James B., JR                 United States          57,420,857             34.3%
Rabin, Michael D                    United States          57,420,365             34.3%

  Line 1                               Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Raettig, Lutz                          Germany             57,419,663             34.3%
Raffel, Andreas                        Germany             57,420,000             34.3%
Rahbany, Russell A                  United States          57,419,803             34.3%
Ramachandran, Narayan                   India              57,419,663             34.3%
Ramakrishnan, Guru K                    India              57,420,681             34.3%
Rana, Aditya                            India              57,420,416             34.3%
Randolph, Guy D, III                United States          57,420,786             34.3%
Rankin, Charles                    United Kingdom          57,419,881             34.3%
Rankowitz, Andrew V                 United States          57,420,678             34.3%
Rankowitz, Michael L                United States          57,421,391             34.3%
Ratib, Ahmet V                         Cyprus              57,419,663             34.3%
Rault, Joseph M., III               United States          57,421,614             34.3%
Ravitz, Leslie C                    United States          57,420,591             34.3%
Reeke, Gail Hunt                    United States          57,423,262             34.3%
Reese, Ronald R                     United States          57,419,801             34.3%
Refvik, Olav N                         Norway              57,420,624             34.3%
Reich, Christopher V                United States          57,419,994             34.3%
Reicin, Glenn M                     United States          57,420,085             34.3%
Reid, William R                     United States          57,420,384             34.3%
Reilly, Christine I                 United States          57,421,464             34.3%
Reilly, Timothy B                   United States          57,421,047             34.3%
Reis, Norbert J                        Germany             57,419,663             34.3%
Remec, Marko C                      United States          57,421,227             34.3%
Renehan, David                      United States          57,422,089             34.3%
Renton, Stephen                    United Kingdom          57,424,208             34.3%
Restaino, Paolo Anthony                 Italy              57,419,663             34.3%
Retelny, Gary                       United States          57,419,801             34.3%
Revelli, Paolo                          Italy              57,419,663             34.3%
Reynolds, John R                    United States          57,419,898             34.3%
Rice, Mark R                        United States          57,421,122             34.3%
Richard, Scott F                    United States          57,419,873             34.3%
Richardson, Gerald P                United States          57,421,079             34.3%
Riche, Eden Matthew                United Kingdom          57,419,714             34.3%
Richter, Maria Del Carmen              Panama              57,420,163             34.3%
Riefler, Linda H                    United States          57,420,511             34.3%
Riley, Thomas R                     United States          57,421,413             34.3%
Roach, Stephen S                    United States          57,421,202             34.3%
Robert, Marc Henri                  United States          57,420,246             34.3%
Roberts, John A                    United Kingdom          57,420,983             34.3%
Robey, Simon C                     United Kingdom          57,419,663             34.3%
Robino, Christopher M               United States          57,420,577             34.3%
Robinson, John D                    United States          57,420,894             34.3%
Robson, Glenn R                     United States          57,420,352             34.3%
Rodman, Kevin L                     United States          57,421,032             34.3%
Roessler, Gustavo S                 United States          57,419,663             34.3%
Roger, Robin                        United States          57,420,688             34.3%
Rogers, Hartley R                   United States          57,420,556             34.3%
Rohde, Gregory John                 United States          57,420,567             34.3%
Rolison, Leslie                     United States          57,419,663             34.3%
Rollyson, Mikel M                   United States          57,419,792             34.3%
Rookwood, Mark S                    United States          57,420,640             34.3%
Root, Marshal E                     United States          57,420,715             34.3%
Roseman, Caren R                    United States          57,420,338             34.3%
Rosenthal, Andrew                   United States          57,420,836             34.3%
Rosenthal, Richard S                United States          57,421,091             34.3%

   Line 1                              Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Roth, Christian G                   United States          57,419,847             34.3%
Rothberg, Rei W                     United States          57,420,610             34.3%
Rowe, Tamsin E E                   United Kingdom          57,420,436             34.3%
Rowley, Andrew F                    United States          57,421,632             34.3%
Runde, James A                      United States          57,422,176             34.3%
Russell, David A                   United Kingdom          57,420,872             34.3%
Ryan, Robert J                         Canada              57,420,299             34.3%
Ryder, Christopher J                United States          57,420,341             34.3%
Sack, Judith B                      United States          57,420,419             34.3%
Saito, Makoto                           Japan              57,419,663             34.3%
Salant, Marshal L                   United States          57,421,227             34.3%
Salisbury, William R                United States          57,419,937             34.3%
Salmon, Robert E                    United States          57,420,131             34.3%
Salzman, Jeffrey H                  United States          57,422,153             34.3%
Sama, Alok                          United States          57,420,826             34.3%
Samuels, Michele M                  United States          57,420,590             34.3%
Sandberg, Bruce R                   United States          57,421,071             34.3%
Sandling, M  James, III             United States          57,421,044             34.3%
Sando, Gregg Stephen                United States          57,419,867             34.3%
Sandulli, Richard P                 United States          57,419,749             34.3%
Sargent, Robert A                  United Kingdom          57,421,131             34.3%
Sasaki, Mami                            Japan              57,419,663             34.3%
Saunders, Richard J                United Kingdom          57,421,078             34.3%
Savage, Luke                       United Kingdom          57,419,663             34.3%
Saveliff, James F                   United States          57,420,792             34.3%
Saxe, Jonathan K                    United States          57,419,774             34.3%
Saxe, Susan E                       United States          57,421,007             34.3%
Saxton, Thomas J                    United States          57,420,779             34.3%
Schaaff, Harold J, JR               United States          57,420,902             34.3%
Scheuer, Alan                       United States          57,420,057             34.3%
Schiavo, Anthony                    United States          57,420,343             34.3%
Schieffelin, Allison                United States          57,420,637             34.3%
Schlarbaum, Gary G                  United States          57,419,873             34.3%
Schlesinger, Donald E               United States          57,420,592             34.3%
Schlueter, James B                  United States          57,420,845             34.3%
Schmid, James D                     United States          57,419,873             34.3%
Schmitt, Dietmar R                     Germany             57,419,663             34.3%
Schneider, Donald J                 United States          57,421,050             34.3%
Schneider, Walter B                 United States          57,419,745             34.3%
Schoen, Jon S                       United States          57,420,076             34.3%
Schuettler, Hans Joerg                 Germany             57,419,663             34.3%
Schwalm, Hermann                     Switzerland           57,419,663             34.3%
Schwartz, Richard C                 United States          57,420,102             34.3%
Scott, Andrew C                     United States          57,421,355             34.3%
Scott, Charles H                   United Kingdom          57,420,193             34.3%
Scott, Robert G                     United States          57,422,420             34.3%
Scowcroft, John A                   United States          57,419,663             34.3%
Scully, Robert W                    United States          57,419,663             34.3%
Scurletis, Dennis T                 United States          57,419,813             34.3%
Seah, Kiat Seng                       Singapore            57,419,663             34.3%
Seery, Christopher S                United States          57,419,714             34.3%
Seigel, Mark A                      United States          57,424,251             34.3%
Seiler, Alex W                      United States          57,419,841             34.3%
Sekaran, Rajan                      United States          57,419,907             34.3%
Sen, Bidyut C                       United States          57,421,851             34.3%

   Line 1                               Line 6               Line 11             Line 13
                                                                             Percent of Class
                                                         Aggregate Amount     Represented By
Name                                 Citizenship         Beneficially Held   Amount in Line 11
Serra, Loredana                       United States         57,419,861             34.3%
Sethi, Vinod R                            India             57,420,583             34.3%
Sexauer, Stephen C                    United States         57,420,851             34.3%
Shah, Dhiren H                        United States         57,421,090             34.3%
Shah, Pravin                              India             57,419,663             34.3%
Shapiro, John A                       United States         57,421,561             34.3%
Sharma, Sutesh K                     United Kingdom         57,419,663             34.3%
Shea, Dennis F                        United States         57,422,400             34.3%
Shear, Neal A                         United States         57,421,946             34.3%
Shelton, John                        United Kingdom         57,420,586             34.3%
Shelton, Richard David                United States         57,420,587             34.3%
Shen, Bing                                China             57,421,277             34.3%
Shepardson, Robert M,  III            United States         57,420,492             34.3%
Sherva, Dennis G                      United States         57,422,262             34.3%
Shigenari, Yoshihiko                      Japan             57,420,630             34.3%
Short, Marium A                       United States         57,421,111             34.3%
Sica, Frank                           United States         57,421,946             34.3%
Siklos, Eugene N                         Canada             57,420,198             34.3%
Silberstein, Thomas J                 United States         57,419,799             34.3%
Silver, Caroline Louise              United Kingdom         57,419,663             34.3%
Silver, Harry S                       United States         57,420,377             34.3%
Simonian, Jon D                       United States         57,426,980             34.3%
Simpson, Justin S                        Ireland            57,420,558             34.3%
Sine, Jeffrey A                       United States         57,421,200             34.3%
Sipprelle, Dwight D                   United States         57,421,243             34.3%
Sipprelle, Scott M                    United States         57,420,683             34.3%
Sitarz, Paul J                        United States         57,421,033             34.3%
Skerritt, Susan E                     United States         57,419,913             34.3%
Skiba, Jack L                         United States         57,421,050             34.3%
Skinner, Alistair E                  United Kingdom         57,419,663             34.3%
Sladkus, Mark H                       United States         57,421,022             34.3%
Slaine, David R                       United States         57,421,102             34.3%
Slaughter, J E Hoke                   United States         57,420,414             34.3%
Sless, Henry J                       United Kingdom         57,419,663             34.3%
Slingo, Matthew Conway               United Kingdom         57,419,663             34.3%
Smalley, Robert Louis                 United States         57,419,929             34.3%
Smith, Charissa H                     United States         57,420,936             34.3%
Smith, Judith A                       United States         57,421,511             34.3%
Smith, Michael K                      United States         57,420,485             34.3%
Smith, Palmer N                       United States         57,420,290             34.3%
Smith, Paul E                         United States         57,420,971             34.3%
Smith, Peter R G                     United Kingdom         57,419,663             34.3%
Smith, R Bram                         United States         57,419,663             34.3%
Smith, Robert M                       United States         57,419,911             34.3%
Smithson, Amanda L D                 United Kingdom         57,420,617             34.3%
Sonnenborn, Monroe R                  United States         57,421,519             34.3%
Sorrel, Lawrence B                    United States         57,420,898             34.3%
Soter, Arthur P                       United States         57,421,917             34.3%
Souter, Robert J                     United Kingdom         57,420,189             34.3%
Spector, Alvin H                      United States         57,420,958             34.3%
Spellman, Michael F                   United States         57,421,078             34.3%
Spence, Anthony D                    United Kingdom         57,419,663             34.3%
Spence, John F                        United States         57,420,671             34.3%
Spencer, Cordell G                       Canada             57,420,640             34.3%
Spingardi, Tomaso                         Italy             57,419,663             34.3%

  Line 1                               Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Spitzley, Ray L                     United States          57,420,197             34.3%
Sposito, Claudio                        Italy              57,419,732             34.3%
Steele, Kenneth J                  United Kingdom          57,419,663             34.3%
Stein, Jens-Peter                      Germany             57,420,078             34.3%
Steinberg, David L                  United States          57,420,378             34.3%
Steinman, Richard M                 United States          57,420,671             34.3%
Sternberg, Michael I                United States          57,419,770             34.3%
Stewart, Colin R                    United States          57,420,280             34.3%
Stewart, John R                     United States          57,421,230             34.3%
Stewart, Timothy Donald               Australia            57,419,663             34.3%
Stoltz, Murray C                    United States          57,419,786             34.3%
Stott, Peter                       United Kingdom          57,424,169             34.3%
Strain, Clifton E                   United States          57,420,098             34.3%
Straus, John A                      United States          57,421,328             34.3%
Strong, William H                   United States          57,420,448             34.3%
Struble, K Lynn Medlin              United States          57,420,870             34.3%
Studzinski, John J                  United States          57,427,447             34.3%
Sturzenegger, Ronald D              United States          57,420,872             34.3%
Stux, Ivan E                        United States          57,421,256             34.3%
Stynes, James B                     United States          57,421,917             34.3%
Suarez, Glen Patrick               United Kingdom          57,419,817             34.3%
Sullivan, Elaine May               United Kingdom          57,419,722             34.3%
Suzuki, Hirohiko                        Japan              57,419,663             34.3%
Sweeney, Francis J                  United States          57,420,948             34.3%
Swift, Richard W                    United States          57,421,427             34.3%
Szilasi, William J                  United States          57,421,308             34.3%
Tabah, Marc                            France              57,420,597             34.3%
Taggart, Richard G                  United States          57,420,771             34.3%
Takacs, Thomas P                    United States          57,420,618             34.3%
Takasugi, Tetsuo                        Japan              57,419,663             34.3%
Talisse, Edward P                   United States          57,420,818             34.3%
Tan, Soo Hock                         Singapore            57,419,663             34.3%
Tanner, James L                     United States          57,426,054             34.3%
Taras, Raymond C                    United States          57,420,853             34.3%
Tarika, Roger C                     United States          57,421,267             34.3%
Taubman, Paul J                     United States          57,420,971             34.3%
Taylor, David J                    United Kingdom          57,420,789             34.3%
Tell, Martin R                      United States          57,420,741             34.3%
Terreson, Douglas T                 United States          57,419,791             34.3%
Tharnstrom, Charles A               United States          57,420,840             34.3%
Thees, Thomas M                     United States          57,421,120             34.3%
Thivierge, Ann D                    United States          57,420,630             34.3%
Thomas, Owen D                      United States          57,420,893             34.3%
Thomas, Paul                       United Kingdom          57,419,663             34.3%
Thomas, Philip Michael             United Kingdom          57,421,882             34.3%
Thomas, Richard H                  United Kingdom          57,422,233             34.3%
Thompson, Darren S                  United States          57,420,089             34.3%
Thorman, Walter E                   United States          57,420,958             34.3%
Tierney, Raymond M, III             United States          57,419,953             34.3%
Tilley, James A                        Canada              57,421,946             34.3%
Timmins, David John                United Kingdom          57,419,729             34.3%
Tisdale, Andrew A                   United States          57,420,352             34.3%
Togut, David M                      United States          57,419,663             34.3%
Toldalagi, Paul M                   United States          57,419,663             34.3%
Tominaga, Hiroshi                       Japan              57,419,663             34.3%

   Line 1                             Line 6               Line 11             Line 13
                                                                           Percent of Class
                                                       Aggregate Amount     Represented By
Name                               Citizenship         Beneficially Held   Amount in Line 11
Topper, David J                    United States          57,421,344             34.3%
Torop, Robert                      United States          57,420,826             34.3%
Tory, Michael Alexander               Canada              57,419,663             34.3%
Towse, Robert C                    United States          57,421,851             34.3%
Tracy, John M                      United States          57,420,966             34.3%
Trapp, Goran Par                      Sweden              57,420,615             34.3%
Trauber, Stephen M                 United States          57,419,776             34.3%
Trenchard, David F                United Kingdom          57,420,225             34.3%
Truten, Lorrain                    United States          57,419,774             34.3%
Tsai, Andrew S                       Hong Kong            57,419,663             34.3%
Tufariello, Anthony B              United States          57,420,744             34.3%
Turnbull, Michael G               United Kingdom          57,419,663             34.3%
Twist, Carolyn M                  United Kingdom          57,420,532             34.3%
Tynan, Brendan Timothy            United Kingdom          57,424,919             34.3%
Umlauf, Steven Richard             United States          57,420,158             34.3%
Upton, Nancy B                     United States          57,421,088             34.3%
Uva, Michael D                     United States          57,421,045             34.3%
Vadala, Charles F, JR              United States          57,421,331             34.3%
Vaden, Andrew T                    United States          57,420,912             34.3%
Vale, Elizabeth A                  United States          57,419,811             34.3%
Valeiras, Horacio A                United States          57,419,873             34.3%
Valencia, Edwin V                  United States          57,420,702             34.3%
Van Amson, George L                United States          57,420,192             34.3%
Van Dyke, Henry, V                 United States          57,420,872             34.3%
Van Nieuwenhuizen, Jan L            Netherlands           57,420,016             34.3%
Vandercar, Eric M                  United States          57,420,794             34.3%
Varoli, Corrado P                     Canada              57,420,658             34.3%
Vaughan, Gregory V                 United States          57,420,485             34.3%
Vial, Patrice Jacques                 France              57,419,663             34.3%
Vogelsang, Peter R                 United States          57,420,496             34.3%
Von Arentschildt, Charles          United States          57,421,297             34.3%
Von Nathusius, Friedrich              Germany             57,419,663             34.3%
Von Schroder, Benedikt                Germany             57,420,593             34.3%
Von Uffel, George Kurt             United States          57,420,803             34.3%
Vonderheide, Mark L                United States          57,420,131             34.3%
Voreyer, Robert J                  United States          57,420,771             34.3%
Voute, Gustave A                    Netherlands           57,429,857             34.3%
Vrcelj, Stevan                       Australia            57,419,663             34.3%
Wadsworth, John S, JR              United States          57,422,394             34.3%
Wager, Malcolm                    United Kingdom          57,420,416             34.3%
Wagner, Glenn N                    United States          57,420,498             34.3%
Wahl, Frederick J                  United States          57,420,792             34.3%
Wakamoto, Hidenori                     Japan              57,419,663             34.3%
Walker, Sir David Alan            United Kingdom          57,419,741             34.3%
Wallace, Eileen S                  United States          57,420,961             34.3%
Walsh, Frederick R, JR             United States          57,422,042             34.3%
Walsh, Mark K                      United States          57,421,006             34.3%
Walsh, Nelson S                    United States          57,420,586             34.3%
Wang, Huey C                       United States          57,419,815             34.3%
Wappler, William M                 United States          57,420,104             34.3%
Ward, J Steven                    United Kingdom          57,554,663             34.4%
Warren, David R                    United States          57,420,059             34.3%
Wasson, David F                    United States          57,421,015             34.3%
Waxman, Scott                      United States          57,420,435             34.3%
Webley, John                      United Kingdom          57,420,875             34.3%

  Line 1                               Line 6               Line 11             Line 13
                                                                            Percent of Class
                                                        Aggregate Amount     Represented By
Name                                Citizenship         Beneficially Held   Amount in Line 11
Weiant, William M                   United States          57,419,996             34.3%
Weidner, Jan                           Germany             57,419,663             34.3%
Weinhoffer, Joseph C                United States          57,419,716             34.3%
Wellemeyer, John C                  United States          57,428,869             34.3%
Westerfield, John E                 United States          57,420,362             34.3%
Westerink, Erik J                    Netherlands           57,419,725             34.3%
Weston, Michael                      New Zealand           57,422,027             34.3%
Whalen, Patrick J                   United States          57,420,532             34.3%
White, William H                    United States          57,420,686             34.3%
Whitehand, Robert C                 United Kingdom         57,434,499             34.3%
Whittington, Marna C                United States          57,419,873             34.3%
Wien, Byron R                       United States          57,422,089             34.3%
Williams, T Dean                    United States          57,419,873             34.3%
Wilson, Kirk R                      United States          57,421,090             34.3%
Windisch, Ronald L                  United States          57,420,390             34.3%
Winnington-Ingram, Rebecca S        United Kingdom         57,420,319             34.3%
Winters, Philip W                   United States          57,421,348             34.3%
Wipf, Thomas G                      United States          57,420,952             34.3%
Wiscomb, Thomas T                   United States          57,420,988             34.3%
Wolkowitz, Benjamin                 United States          57,422,877             34.3%
Wong, David K                       United States          57,420,569             34.3%
Wood, Jerome C                      United States          57,421,483             34.3%
Woolworth, Richard G, JR            United States          57,421,427             34.3%
Worley, Richard B                   United States          57,419,663             34.3%
Wotowicz, John S                    United States          57,420,352             34.3%
Wright, David C                     United States          57,420,379             34.3%
Wright, Lundy R                     United States          57,420,726             34.3%
Wright, William H, II               United States          57,420,762             34.3%
Wyllie, Peter Murray                United Kingdom         57,419,718             34.3%
Wyman, Charles C                    United States          57,419,663             34.3%
Xu, Ziwang                              China              57,420,004             34.3%
Yaffe, Randy S                      United States          57,420,956             34.3%
Yamamoto, Takatoshi                     Japan              57,419,663             34.3%
Yankou, Thomas J                    United States          57,420,729             34.3%
Yates, Martin J                     United Kingdom         57,420,836             34.3%
Yeoman, Roger                       United Kingdom         57,420,978             34.3%
Yoshida, Hideo                          Japan              57,419,663             34.3%
You, Harry L                        United States          57,419,663             34.3%
Young, Harrison                     United States          57,420,278             34.3%
Yuki, Kohei                             Japan              57,419,663             34.3%
Zager, Drew J                       United States          57,420,396             34.3%
Zaoui, Michael A                        France             57,420,870             34.3%
Zapico, Martin A                    United Kingdom         57,420,966             34.3%
Zaumseil, Brice W                   United States          57,420,721             34.3%
Zhang, Songyi                         Hong Kong            57,419,929             34.3%
Ziai, Youssef                       United Kingdom         57,420,503             34.3%
Zicherman, Joseph R                 United States          57,420,559             34.3%
Zick, Alford E, JR                  United States          57,420,871             34.3%
Ziegelbaum, Michael H               United States          57,419,663             34.3%
Zimmermann, George A                United States          57,419,663             34.3%
Zorn, Ernest P                      United States          57,420,894             34.3%
Zuckert, Michael S                  United States          57,420,969             34.3%

Item 1.   Security and Issuer.
          -------------------

          This statement relates to the Common Stock, par value $1.00 per share (the "Shares"), of Morgan Stanley Group Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 1585 Broadway, New York, New York 10036.

Item 2.   Identity and Background.
          -----------------------

          (a)-(c), (f) The cover sheets to this statement and Appendix A hereto contain the names of the persons (the "Reporting Persons") who beneficially own Shares that are subject to the voting and any disposition restrictions set forth in (1) the employee Stockholders' Agreement and/or any of the Plan Agreements or
(2) the MAS Agreements, all as described in Item 6, to which such persons are party to and on whose behalf this filing is made. The cover sheets to this statement and Appendix A provide the name, citizenship and aggregate amount beneficially held by each Reporting Person. The business address of each of the Reporting Persons is 1585 Broadway, New York, NY 10036.

          (d)-(e) No Reporting Person during the last five years has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of
          Funds or Other Consideration.
          ----------------------------

          The Shares held by the Reporting Persons are beneficially owned pursuant to one or more of the following:

          (1) Pursuant to the recapitalization (the "Recapitalization") effective February 14, 1986 in which holders of the Company's then outstanding privately-held common stock and non-cumulative preferred stock received Shares, and holders of the Company's outstanding $8 cumulative senior preferred stock received shares of $8 Cumulative Convertible Preferred Stock, stated value $100 per share (the "Convertible Preferred Shares"), all of which were subsequently converted into Shares (the Shares beneficially owned pursuant to such Recapitalization (including through the conversion of the Convertible Preferred Shares) being referred to herein as "Recapitalization Shares");

          (2) Pursuant to participation in the Company's 1986 Stock Option Plan (the "Option Plan"), the Company's Performance Unit Plan (the "PUP Plan"), the Company's 1988 Equity Incentive Compensation Plan (the "1988 Equity Incentive Plan"), the Company's 1995 Equity Incentive Compensation Plan (the "1995 Equity Incentive Plan" and, together with the 1988 Equity Incentive Plan, the "Equity Incentive Plans") and/or the Morgan Stanley U.K. Group Profit Sharing Scheme (the "U.K. Profit Sharing Scheme") and/or similar employee benefit plans or arrangements (the Option Plan, the PUP Plan and the Equity Incentive Plans are referred to collectively as the "Plans", and the Shares beneficially owned pursuant to participation in such Plans and the U.K. Profit Sharing Scheme being referred to herein as "Benefit Plan Shares");

          (3) Pursuant to the acquisition of Shares as part of the purchase price paid to certain of the Reporting Persons (the "Former MAS General Partners") in respect of the sale on January 3, 1996 of their general partnership interests in Miller Anderson & Sherrerd, LLP, a Pennsylvania registered limited liability partnership ("MAS"), to Morgan Stanley Asset Management Holdings Inc., an indirect wholly-owned subsidiary of the Company ("MSAMHI") (such Shares being referred to herein as the "MAS Shares"); and

          (4) Pursuant to privately negotiated or open market transactions (the Shares beneficially owned pursuant to such transactions being referred to herein as "Separately Acquired Shares").

          In addition, many of the Reporting Persons are participants in the Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan (the "ESOP"), under which they have been allocated shares of the Company's ESOP Convertible Preferred Stock (the "ESOP Stock"). Shares of ESOP Stock are convertible into Shares, and shares of ESOP Stock are entitled to vote on all matters submitted to a vote of the holders of Shares, voting together with the holders of Shares as one class, all as described more fully below.

          Each Reporting Person's Recapitalization Shares, if any, were acquired in exchange for such Person's shares of the Company's privately-held common stock and non-cumulative preferred stock and/or as a result of the conversion of the Convertible Preferred Shares; each Reporting Person's Benefit Plan Shares and shares of ESOP Stock, if any, were acquired pursuant to the terms of the Plans, the U.K. Profit Sharing Scheme and the ESOP in consideration of services rendered and, in the case of Shares to be acquired pursuant to an exercise of options granted under a Plan, will be acquired by payment of the exercise price of the option; each Former MAS General Partner's MAS Shares were acquired as part of the purchase price paid in connection with the sale of their general partnership interests in MAS as described above; and each Reporting Person's Separately Acquired Shares, if any, were acquired by payment of personal funds or as a gift.

Item 4.   Purpose of Transaction.
          ----------------------

Recapitalization Shares

          The Recapitalization was effected as of February 14, 1986, and the Recapitalization Shares were acquired in order to facilitate an initial public offering of the Shares. Prior to the Recapitalization, the then Managing Directors and Principals of Morgan Stanley & Co. Incorporated, a subsidiary of the Company, owned all of the Company's common stock. After the Recapitalization and the initial public offering of the Shares, such Managing Directors and Principals (as a group) owned approximately 79% of the Company's Shares, the voting and disposition of which were subject to the Stockholders' Agreement (defined below in Item 6). The voting and disposition restrictions currently applicable to the Recapitalization Shares are discussed in Item 6.

Benefit Plan Shares

          Subsequent to April 3, 1996 up to an aggregate of 87,466,484 Shares may be issued pursuant to the 1995 Equity Incentive Plan. Awards may no longer be granted under the Stock Option Plan, the PUP Plan and the 1988 Equity Incentive Plan, although Shares beneficially owned pursuant to such plans remain outstanding.

          Each of the Plans is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which selects the particular eligible persons who will receive awards under the Plans and determines the size and terms of such awards. The Compensation Committee consists of at least three disinterested persons.

          Option Plan

          The purpose of the Option Plan is to provide an incentive to certain Managing Directors, Principals, officers, key employees and consultants of the Company and its subsidiaries ("Certain Personnel") to remain in the employ of the Company and such subsidiaries and to increase their interest in the success of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of options to purchase Shares. The Option Plan provides for the issuance of incentive stock options which meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options that are not qualified under the Code and stock appreciation rights. Only nonqualified options have been granted under the Option Plan ("SOP Options").

          The exercise price of a SOP Option may not be less than 100% of the fair market value of the Shares subject to the SOP Option as of the grant date, as determined by the Compensation Committee. A SOP Option becomes exercisable at a rate of one-third of the number of Shares covered by such option grant after each of the first three anniversaries of the date of grant, unless the Compensation Committee otherwise provides. All SOP Options are required to expire within 10 years and one day of the date of grant.

          The individual option agreement entered into by any Reporting Person pursuant to the Option Plan (an "Option Agreement") contains restrictions on voting and disposition of any Shares acquired pursuant to the Option Plan that are similar to the restrictions applicable to the Recapitalization Shares (as discussed in Item 6).

          Awards may no longer be granted under the Stock Option Plan.

          PUP Plan

          The purpose of the PUP Plan is to benefit and advance the interests of the Company and its subsidiaries by rewarding Certain Personnel for their contributions to the financial success of the Company and thereby motivate them to continue to make such contributions in the future by awarding performance units (the "Performance Units") whose value is determined by reference to earnings per share of the Shares over a stated period of time.

          The value of a Performance Unit is equal to the Company's consolidated earnings per share (as determined by the Compensation Committee in accordance with the terms of the PUP Plan) during the period commencing on the first date of the Company's fiscal quarter which includes the date as of which a Performance Unit is awarded (the "Base Date") and ending on the earlier of (i) the last day of the Company's fiscal year which includes the date on which such Performance Unit is awarded and (ii) the last day of the Company's fiscal quarter in which a participant's employment is terminated by reason of death, long-term disability or retirement, or to such other date as is determined by the Compensation Committee (the "Valuation Date"). After the value of Performance Units is determined, such value generally will be distributed to the recipient in equal installments on or as soon as practicable following each of the first and second anniversaries of the Valuation Date. The PUP Plan provides that 50% of each installment of such value is paid in Shares, and the balance is paid in cash, although the Compensation Committee may increase the percentage paid in cash or in Shares.

          The individual PUP Plan agreement entered into by a Reporting Person pursuant to the PUP Plan (a "PUP Agreement") contains restrictions on voting and disposition of any shares acquired that are similar to the restrictions applicable to the Recapitalization Shares (as discussed in Item 6).

          Awards may no longer be granted under the PUP Plan.

          Equity Incentive Plans

          The purpose of the Equity Incentive Plans is to attract, retain and motivate Certain Personnel, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of Shares. Under the 1995 Equity Incentive Plan the following individuals are also eligible to receive awards: nonemployee directors of subsidiaries of the Company; employees and consultants of joint ventures, partnerships or similar business organizations in which the Company has an equity or similar interest; and former employees or former consultants of the Company and of such joint ventures, partnerships or similar business organizations. The 1995 Equity Incentive Plan was adopted in accordance with the requirements of Section 162(m) of the Code.

          Awards under the Equity Incentive Plans may be in the form of (i) stock awards consisting of one or more Shares granted or offered for sale to eligible individuals ("Restricted Shares"), (ii) stock units which are settled by delivery of Shares ("Stock Units") and/or (iii) nonqualified options to purchase Shares ("EIP Options"). Awards under the 1995 Equity Incentive Plan may also be in the form of incentive stock options, stock appreciation rights and other forms of equity-based or equity-related awards as determined by the Compensation Committee; to date, these types of awards have not been granted. Shares issued pursuant to the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made subject to the same voting restrictions that are set forth in the Stockholders' Agreement and in the Option Agreement and PUP Agreement (as discussed in Item 6).

          Awards under the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made in substitution for cash or other compensation payable to an eligible individual. The Compensation Committee may establish rules pursuant to which an eligible individual may elect to receive one form of award in lieu of any other form of award, or may elect to receive additional awards in lieu of some or all of the cash portion of his compensation.

          An EIP Option entitles the participant to acquire a specified number of Shares at an exercise price as determined by the Compensation Committee. The exercise price may be paid in cash or Shares or a combination thereof. The Compensation Committee has also authorized a "cashless" exercise procedure that affords participants the opportunity to sell immediately some or all of the Shares underlying the unexercised portion of an EIP Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the EIP Option. EIP Options expire not later than ten years from the date of award.

          Awards may no longer be granted under the 1988 Equity Incentive Plan. No awards shall be made under the 1995 Equity Incentive Plan after April 3, 2006 or, in the case of incentive stock options, November 28, 2005.

          U.K. Profit Sharing Scheme

          Shares purchased on behalf of certain Reporting Persons pursuant to the U.K. Profit Sharing Scheme are purchased with profit-sharing awards and are held pursuant to the terms of the U.K. Profit Sharing Scheme for investment purposes. Such Shares are not subject to the restrictions on voting and disposition contained in the Stockholders' Agreement (as defined in Item 6).

MAS Shares

          The acquisition of MAS by MSAMHI (together with two of its affiliates) was effected on January 3, 1996, and the MAS Shares were acquired by the Former MAS General Partners as part of the purchase price paid in connection with the sale of their general partnership interests in MAS. The voting and disposition of the MAS Shares are subject to the MAS Agreements (as defined below in Item
6). The voting and disposition and other restrictions currently applicable to the MAS Shares are discussed in Item 6.

Separately Acquired Shares

          Separately Acquired Shares are held by Reporting Persons for investment purposes. Such Shares are not subject to the restrictions on voting and disposition contained in the Stockholders' Agreement or the Plan Agreements (as defined in Item 6).

ESOP Stock

          Shares of ESOP Stock are allocated to each participant in the ESOP on December 31 in each year. Each share of ESOP Stock is convertible into Shares by the trustee of the ESOP at any time prior to the date fixed for redemption of the ESOP Stock at an initial conversion rate of one share of ESOP Stock to two Shares, which rate is subject to adjustment.

          The ESOP Stock is redeemable at the Company's option at $35.88 per share (subject to adjustment) plus accrued dividends at any time after September 19, 2000 and prior thereto under certain circumstances at specified prices. The Company may pay the redemption price of the ESOP Stock in cash, in Shares or a combination thereof. Neither ESOP Stock nor Shares issued to participants in the ESOP are subject to the restrictions on voting and disposition contained in the Stockholders' Agreement or the Plan Agreements.

                                    *  *  *

          Except for (i) the possible acquisition from time to time of additional Separately Acquired Shares for investment purposes and (ii) the acquisition of Shares issued by the Company in the ordinary course of business pursuant to the Plans and the U.K. Profit Sharing Scheme, none of the Reporting Persons has any plans or proposals which relate to or would result in their acquisition of additional Shares.

          Subject to the restrictions described in Item 6, dispositions of Shares by Reporting Persons may be made from time to time pursuant to (i) Rule 144 under the Securities Act of 1933, as amended (the "Act"), (ii) a registration statement filed under the Act or (iii) any available exemption from registration under the Act, and in accordance with the individual investment objectives of the Reporting Person disposing of such Shares.

          Except as previously described in this Item 4, the Reporting Persons as a group do not have any plans or proposals that relate to or would result in any of the matters described in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          (a) Items (11) and (13) of the cover page for each of the Reporting Persons are hereby incorporated by reference. As of the date of this report, the Reporting Persons as a group may be deemed to beneficially own an aggregate of 57,419,663 Shares, or approximately 34.3%, which represents a 1.1% decrease from the amount reported in Amendment No. 24. Since Amendment No. 24, the Company granted awards under the Equity Incentive Plans (principally in connection with fiscal 1996 awards which commenced vesting on January 2, 1997); the Reporting Persons' beneficial ownership of Shares, after accounting solely for such grants and changes in the number of total shares outstanding, increased by approximately 2.7%. In addition, since Amendment No. 24, the retirement or termination of certain employees became effective with the result that they are no longer Reporting Persons, certain Reporting Persons' disposed of Shares and the voting restrictions relating to Shares that were issued to certain retired or terminated employees upon the conversion of Stock Units previously awarded under the Equity Incentive Plans lapsed; the Reporting Persons' beneficial ownership of Shares, after accounting solely for such retired or terminated employees, dispositions and conversions and changes in the number of total Shares outstanding, decreased by approximately 3.8%. The Reporting Persons as a group hereby disclaim beneficial ownership of any Shares held by any Reporting Person as to which such Reporting Person has sole voting and dispositive power. Each Reporting Person hereby disclaims beneficial ownership of any Shares which may be deemed to be beneficially owned by other Reporting Persons as members of a group.

          Except as described in Schedule I, no Reporting Person has the right to acquire Shares within 60 days from the date hereof.

          (b) Items (7) - (10) of the cover page or the information provided on Appendix A for each of the Reporting Persons are hereby incorporated by reference.

          (c) Except as described in Schedule II, no Reporting Person has effected any transactions in any Shares during the past 60 days.

          (d)  None.

          (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
          ---------------------------

          Reporting Persons who own Recapitalization Shares have entered into a Stockholders' Agreement dated as of February 14, 1986 (the "Stockholders' Agreement") (Exhibits A and B hereto) which contains restrictions regarding the voting and disposition of the Recapitalization Shares. Pursuant to the terms of the Plans, the Compensation Committee has required that certain participants in such Plans enter into agreements that place restrictions on the voting and disposition of Shares acquired pursuant to such Plans similar to those restrictions set forth in the Stockholders' Agreement. Reference is hereby made to the terms of the agreements or certificates that impose such restrictions pursuant to the Plans (collectively, the "Plan Agreements"), the forms of which are included as Exhibits H, I, J, K and L. Reporting Persons who own MAS Shares have entered into a Purchase Agreement dated as of June 29, 1995, as amended (the "MAS Purchase Agreement"), the relevant provisions of which relating to transfer and other restrictions with respect to the MAS Shares are described under "MAS Shares" below, and have executed (or agreed to become subject to) voting agreements (the "MAS Voting Agreements" (substantially in the form of Exhibit L hereto) and collectively with the MAS Purchase Agreement, the "MAS Agreements"), that place restrictions on voting and disposition of the MAS Shares that are substantially similar to restrictions contained in the Plan Agreements. The following descriptions are qualified in their entirety by reference to the Stockholders' Agreement, the Plan Agreements and the MAS Voting Agreements.

Voting Restrictions and Arrangements

          Each of the individuals listed on the cover pages to this report and Appendix A hereto is a party to one or more of the Stockholders' Agreement and the Plan Agreements and, in the case of the Former MAS General Partners, the MAS Agreements. Pursuant to the voting restrictions contained in the Stockholders' Agreement, the Plan Agreements and the MAS Voting Agreements, the Reporting Persons, prior to any vote of the stockholders of the Company at a meeting called with respect to any corporate action or before action is taken by written consent, may vote all Shares subject to the voting restrictions in a preliminary vote in such manner as each Reporting Person may determine in his sole discretion (the "Preliminary Vote"). At the subsequent stockholders' meeting or in connection with any action taken by written consent, the Reporting Persons must then vote all such Shares on the matter at issue in accordance with the vote of the majority of the Shares present and voting in the Preliminary Vote. Reporting Persons who cease to be employed by the Company or any of its subsidiaries on or prior to the date of the Preliminary Vote do not participate in and are not bound by the Preliminary Vote.

          Recipients of Restricted Shares under the Equity Incentive Plans are entitled to exercise voting rights with respect to the Shares underlying such awards upon receipt of such awards. On March 6, 1991 the Company established a trust (the "Trust") pursuant to the Trust Agreement between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), dated March 5, 1991 (the "Trust Agreement") (Exhibits M and N) pursuant to which the Shares that correspond to Stock Units are placed in the Trust pending vesting and conversion. Subject to the Company's right to amend or terminate the Trust at any time, the terms of the Trust Agreement permit the active employees of the Company who are holders of Stock Units (other than Certain Personnel in certain non-U.S. jurisdictions as described below) to direct the vote of the Shares held in the Trust for purposes of the Preliminary Vote. In accordance with the terms of the Voting Agreement between the Trustee and the Company dated March 5, 1991 (Exhibit O), the Trustee has the obligation to vote the Shares held in the Trust (including Shares corresponding to Stock Units held by former employees, who do not participate in the Preliminary Vote) in accordance with the result of the Preliminary Vote.

          Holders of ESOP Stock are entitled to vote on all matters submitted to a vote of the holders of Shares, voting together with the holders of Shares as one class. Each share of ESOP Stock is entitled to the number of votes equal to
1.35 times the number of Shares into which such share of ESOP Stock could be converted on the record date for such vote. Each Reporting Person who is a participant in the ESOP has the ability to instruct the trustee of the ESOP how to vote the shares of ESOP Stock allocated to his account. In addition, unallocated shares of ESOP Stock are voted by the trustee on a pro rata basis with the instructions received with respect to the allocated ESOP Stock.

Restrictions on Disposition and Other Arrangements

          The Stockholders' Agreement presently permits each Reporting Person that is a party thereto to dispose of Recapitalization Shares and/or Shares acquired pursuant to the Option Plan and PUP Plan (together with the Recapitalization Shares, "Total Restricted Stock") in the following amounts:

                                        % of Total Restricted Stock
          Age at Date of Sale               Permitted to be Sold
          -------------------           ---------------------------

          35 through 38                               10%
          39 through 42                          Additional 10%
          43 through 46                          Additional 10%
          47 through 49                          Additional 10%
          50 and above                           Additional 10%

          If a Reporting Person ceases to be an employee of the Company or any of its subsidiaries, the Stockholders' Agreement permits such Reporting Person to dispose of his Recapitalization Shares without restriction. Reporting Persons may dispose of their Total Restricted Stock Shares at any time, in any amount regardless of the foregoing restrictions, with the consent of the Board of

Directors of the Company.

          For information on disposition and other restrictions applicable to the MAS Shares, see "MAS Shares" below.

          Option Plan

          The transfer restrictions contained in the Option Agreements permit the transfer, at any time, without restriction, of only that number of Shares having a value equal to the excess of the fair market value (as of the date of exercise) of the Shares acquired upon exercise over the aggregate amount paid upon exercise multiplied by the highest statutory federal, state, local and foreign tax rates at the time of exercise (but in no event greater than 50% of such excess). The balance of the Shares acquired upon the exercise of such SOP Options will be transferable only in accordance with a schedule, substantially similar to that contained in the Stockholders' Agreement, that permits the transfer of a number of such Shares representing a specified percentage of the total number of Shares held by the optionee that are subject to restrictions and according to the optionee's age. If a Reporting Person ceases to be an employee of the Company or any of its subsidiaries, these transfer restrictions will no longer apply to Shares acquired pursuant to the Option Plan.

          The Compensation Committee has adopted certain additional and/or different terms and conditions for the grant of options ("U.K. Options"), including SOP Options, to Certain Personnel under the jurisdiction of the United Kingdom. Any Shares issued, or issuable, upon exercise of U.K. Options, however, are not subject to voting or disposition restrictions.

          PUP Plan

          Pursuant to the PUP Agreements, Performance Units that have been awarded through the date hereof provide that Shares received thereunder will be transferable only in accordance with a schedule, substantially similar to that contained in the Stockholders' Agreement, that permits the transfer of a number of such Shares representing a specified percentage of the total number of Shares held by the recipient that are subject to restrictions and according to the recipient's age. If a Reporting Person ceases to be an employee of the Company or any of its subsidiaries, these transfer restrictions will no longer apply to the Shares acquired pursuant to the PUP Plan. Shares issued to recipients under the jurisdiction of the United Kingdom, however, are not subject to voting or disposition restrictions.

          Equity Incentive Plans

          A participant will vest in any Restricted Shares, Stock Units or EIP Options, the restrictions on the transferability of Restricted Shares will lapse, Stock Units will convert into Shares, and any EIP Options awarded will become exercisable, all in accordance with a schedule established by the Compensation Committee. The Compensation Committee may, however, accelerate the vesting of any award, the lapse of restrictions on the transferability of any Restricted Shares, the date on which Stock Units convert into Shares and the date on which any EIP Option first becomes exercisable. Prior to vesting and the lapse of restrictions on transferability, none of the awards under the Equity Incentive Plans may be sold, assigned, exchanged or transferred, pledged, hypothecated or otherwise disposed of or encumbered. Certain awards under the Equity Incentive Plans, whether vested or unvested, are also subject to forfeiture in circumstances specified by the Compensation Committee.

          Recipients of Restricted Shares are entitled to receive dividends with respect to Shares underlying such awards upon receipt of such awards. Recipients of Stock Units are entitled to receive dividend equivalent amounts prior to receipt of Shares.

          The Company may require a participant to pay a sum to the Company or, pursuant to reduced Share delivery provisions, the Company may retain the number of Shares having an equivalent value as may be necessary to cover any taxes or charges imposed with respect to property or income received by a participant pursuant to the Equity Incentive Plans. In addition, upon conversion of Stock Units into Shares or exercise of EIP Options, the Company may withhold a number of Shares sufficient to satisfy any obligation a participant owes to the Company resulting from any payment made on the participant's behalf under the tax equalization program for expatriate employees. Under the terms of awards made under the 1995 Equity Incentive Plan, upon payment of an award of Stock Units or exercise of EIP Options, the Company may withhold a number of Shares sufficient to satisfy any obligation an award recipient owes the Company.

          From time to time the Compensation Committee has adopted certain additional and/or different terms and conditions for the grant of Restricted Shares and Stock Units to Certain Personnel in certain non-U.S. jurisdictions (including to Japanese local employees or expatriates working in Japan) to permit such persons to qualify for favorable tax treatment under, or otherwise to comply with, the laws of such non-U.S. jurisdictions. In such cases the Company may not issue Shares corresponding to Stock Units and recipients may not have the ability to vote or the underlying Shares may not be subject to the restrictions on voting described under "Voting Restrictions and Arrangements" above. The Compensation Committee also has adopted certain additional and/or different terms and conditions for the grant of EIP Options (including U.K. Options) to Certain Personnel in certain non-U.S. jurisdictions in order to permit such persons to qualify for favorable tax treatment under the laws of such non-U.S. jurisdictions.

          U.K. Profit Sharing Scheme

          The U.K. Profit Sharing Scheme provides that Shares awarded to the participants are held by a trustee in the name and on behalf of each participant for a period of two years from the date of such award (the "Retention Period"). Each participant is fully vested in, and is the beneficial owner of, the shares held on his behalf as of the award date of the Shares. During the Retention Period, a participant may not assign, pledge or otherwise dispose of such Shares; however, a participant is able to instruct the trustee how to vote such Shares on his behalf.

          MAS Shares

          The MAS Shares are subject to the following transfer and other restrictions under the MAS Purchase Agreement. The MAS Shares issued to each Former MAS General Partner generally vest in accordance with the following vesting schedule:

               (i) one-sixth of such shares vested on January 3, 1996 (the "MAS Closing Date"); and

               (ii) one-sixth of such shares shall vest on each of the next five succeeding anniversaries of the MAS Closing Date (each date referred to in this clause (ii), a "Vesting Date");

provided, that no shares registered in the name of any Former MAS General Partner shall vest on any Vesting Date unless such Former MAS General Partner is actively employed by Morgan Stanley Asset Management Inc. ("MSAM") on such Vesting Date pursuant to an employment agreement with MSAM, unless such failure to be so employed is (a) as a result of such Former MAS General Partner's death or disability, or (b) as a result of the termination of such Former MAS General Partner's employment by MSAM without "Cause" or by the Former MAS General Partner for "Good Reason," as such terms are defined in such employment agreement. Notwithstanding the foregoing, in the case described in clause (b) of the foregoing proviso, the continued vesting of shares as aforesaid shall be subject to the Former MAS General Partner's continued compliance with the noncompetition, nonsolicitation and confidentiality provisions of his or her employment agreement with MSAM for a period of one year from the date of termination of employment, or if shorter, for a period from the date of termination of employment to December 1, 2000. If the Former MAS General Partner does not comply continuously with the provisions for such period, any remaining unvested shares shall be forfeited as of the date of the first failure to so comply. Any shares so vested shall thereafter be free of any such vesting requirements, and any shares which are so forfeited shall be returned to the Company. Prior to vesting, all MAS Shares shall be nontransferable. Sales of vested MAS Shares by a Former MAS General Partner will also be subject to the Company's internal rules and policies applicable from time to time with respect to Shares held by officers of the Company or its affiliates.

          In accordance with the MAS Voting Agreements, so long as a MAS General Partner is an employee of the Company or any of its subsidiaries, such MAS General Partner will be subject to the voting restrictions and procedures described in the first paragraph under "Voting Restrictions and Arrangements" above in this Item 6.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to registration statements or reports filed by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, respectively, or reports filed by the Reporting Persons under the Securities Exchange Act of 1934, and are hereby incorporated by reference to such statements or reports.

Exhibit A      Stockholders' Agreement dated February 14, 1986 among certain
               Reporting Persons and the Company (Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit B      Form of Consent and Amendment dated as of January 31, 1996 between the Company and certain signatories to the Stockholders'
               Agreement referred to in Exhibit A (Annual Report on Form 10-K for the fiscal period ended November 30, 1995).

Exhibit C      Morgan Stanley Group Inc. 1986 Stock Option Plan, as amended and restated to date (Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit D      Morgan Stanley Group Inc. Performance Unit Plan, as amended and restated to date (Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit E      Morgan Stanley Group Inc. 1988 Equity Incentive Compensation
               Plan, as amended and restated to date (Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit F      Morgan Stanley Group Inc. 1995 Equity Incentive Compensation Plan
               (Proxy Statement for 1996 Meeting of Stockholders).

Exhibit G      Trust Deed and Rules of the Morgan Stanley International Profit
               Sharing Scheme (approved under the Finance Act 1978 as amended), dated 12 November, 1987, of Morgan Stanley Group Inc., Morgan
               Stanley International and Noble Lowndes Settlement Trustees
               Limited (Annual Report on Form 10-K for the fiscal year ended
               January 31, 1993).

Exhibit H      Form of Nonqualified Stock Option Agreement Under the Morgan
               Stanley Group Inc. 1986 Stock Option Plan (Registration Statement on Form S-8 (No. 33-42464)).

Exhibit I Form of Award Agreement Under the Morgan Stanley Group Inc. Performance Unit Plan (Registration Statement on Form S-8 (No. 33-42464)).

Exhibit J      Form of Stock Unit Certificate Under the Morgan Stanley Group
               Inc. 1988 Equity Incentive Compensation Plan (previously filed as
               Exhibit V with Amendment No. 5 to Schedule 13D dated December 31,
               1990).

Exhibit K      Form of Stock Option Certificate Under the Morgan Stanley Group
               Inc. 1988 Equity Incentive Compensation Plan (previously filed as
               Exhibit W with Amendment No. 5 to Schedule 13D dated December 31,
               1990).

Exhibit L      Form of Voting Agreement Under the Morgan Stanley Group Inc. 1988
               Equity Incentive Compensation Plan (previously filed as Exhibit X with Amendment No. 5 to Schedule 13D dated December 31, 1990).

Exhibit M      Trust Agreement between Morgan Stanley Group Inc. and State
               Street Bank and Trust Company dated March 5, 1991 (Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit N      First Amendment to Trust Agreement dated April 3, 1996 between the Company and State Street Bank and Trust Company (Annual
               Report on Form 10-K for the fiscal year ended November 30, 1996).

Exhibit O      Voting Agreement among Morgan Stanley Group Inc., State Street
               Bank and Trust Company and Other Persons Signing Similar
               Agreements dated March 5, 1991 (Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

                                  Schedule I

                           RIGHTS TO ACQUIRE SHARES
                           ------------------------

     As of May 3, 1997 (60 days from March 4, 1997), 1,265 Reporting Persons have the right to acquire 9,297,310 Shares pursuant to the exercise of options. No Reporting Person individually has options presently exercisable covering more than 1% of the Shares outstanding as of the date hereof.

                                  Schedule II

                              RECENT TRANSACTIONS
                              -------------------

     During the last 60 days, 103 Reporting Persons sold an aggregate of 553,282 shares at average prices ranging from $55.15 to $56.125 per Share, and/or effected a transfer by gift of an aggregate of 107,928 Shares. Such sales were effected pursuant to exemptions under the Securities Act of 1933, as amended. During such period, no Reporting Person individually disposed of a number of Shares exceeding 1% of the Shares outstanding.

     During such period, no Reporting Person individually acquired Shares in excess of 1% of the Shares outstanding.

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 4, 1997



                                                  By:  /s/ Ralph L. Pellecchio
                                                     ---------------------------
                                                     Ralph L. Pellecchio
                                                     Attorney-in-Fact

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